2009 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

CYBERONICS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.

(3)	Filing Party:

(4)	Date Filed:

CYBERONICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 24, 2009
Dear Stockholder:

This letter serves as notice that the 2009 Annual Meeting of Stockholders of Cyberonics, Inc., a Delaware corporation, will be held on September 24, 2009, at 10:00 a.m., central time, at our offices, 100 Cyberonics Boulevard, Houston, Texas 77058.  At the Annual Meeting, stockholders will be asked to:

1.	Elect the seven director candidates described in the proxy statement to serve for the following year and until their successors are duly elected;

2.	Approve the Cyberonics, Inc. 2009 Stock Plan;

3.	Ratify the selection of KPMG LLP as the independent registered public accounting firm of Cyberonics, Inc. for the fiscal year ending April 30, 2010; and

4.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on August 3, 2009 are entitled to notice of and to vote at the Annual Meeting.  A list of stockholders will be available commencing September 11, 2009 and may be inspected at our offices during normal business hours prior to the Annual Meeting.  The list of stockholders will also be available for review at the Annual Meeting.  In the event there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Even if you plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy card as promptly as possible to ensure that your shares are represented.  If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

Sincerely,

/s/ David S. Wise
David S. Wise
Vice President, General Counsel and Secretary
August 12, 2009
Houston, Texas

i

CYBERONICS, INC.

100 Cyberonics Boulevard
Houston, Texas 77058

PROXY STATEMENT

These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (“Board”) of Cyberonics, Inc. for use at our 2009 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”).  The Annual Meeting will be held on September 24, 2009, at 10:00 a.m., central time, at our offices, 100 Cyberonics Boulevard, Houston, Texas 77058.

The proxy materials include this proxy statement for the 2009 Annual Meeting of Stockholders and our Annual Report to Stockholders for the fiscal year ended April 24, 2009.  If you received a paper copy of these materials by mail, the proxy materials also include a proxy card for the meeting.

This year, we are using the Securities and Exchange Commission (“SEC”) rule that permits companies to furnish their proxy materials over the internet.  As a result, we are mailing to our stockholders a notice about the internet availability of the proxy materials instead of a paper copy of the proxy materials.  All stockholders receiving the notice will have the ability to access the proxy materials over the internet and may request to receive a paper copy of the proxy materials by mail or an electronic copy by e-mail.  Instructions on how to access the proxy materials over the internet, including the proxy card, or to request a paper copy may be found on the notice.  In addition, the notice contains instructions on how stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Our stockholders may elect to receive future proxy materials by e-mail.  Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials.  If you choose to receive future proxy materials by e-mail, you will receive an e-mail message with instructions containing a link to the website where those materials are available and a link to the proxy voting website.  Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

On or about August 12, 2009, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy materials and vote online.  This proxy statement, the proxy card, and our 2009 Annual Report to Stockholders are being made available to our stockholders on the internet on or about August 6, 2009.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will be asked (i) to elect the seven director candidates described in this proxy statement to serve for the following year and until their successors are duly elected, (ii) to approve the Cyberonics, Inc. 2009 Stock Plan, (iii) to ratify the selection of KPMG L.L.P. as our independent registered public accounting firm, and (iv) to transact such other business as may properly come before the Annual Meeting.  Our stockholders are not, however, entitled to nominate any additional directors for election at the Annual Meeting at this time.

Why did I receive these proxy materials?

You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock as of August 3, 2009.  We refer to this date as the “record date.”

This proxy statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting.  Please read this proxy statement carefully.

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own.  That other person is called a proxy.  If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.  Our Board has appointed Daniel J. Moore and Gregory H. Browne (the “Proxy Holders”) to serve as proxies for the Annual Meeting.

What does it mean if I receive more than one notice of internet availability or proxy card?

If you receive more than one notice of internet availability or proxy card, then you own our common stock through multiple accounts at the transfer agent or with stockbrokers.  Please vote the shares subject to each notice of internet availability and sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

What is the difference between holding shares as a “stockholder of record” and holding shares in “street name?”

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “stockholder of record” of these shares, and you are receiving the notice of internet availability or paper copies of these proxy materials directly from us.  As the stockholder of record, you have the right to vote your shares by internet or by telephone as described in the notice of internet availability, to mail your proxy directly to us, or to vote in person at the Annual Meeting.

Most of our stockholders hold their shares in a stock brokerage account or through a bank or other holder of record rather than directly in their own name.  If your shares are held in a brokerage account, through a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” of these shares and the notice of internet availability or paper copies of these proxy materials are being forwarded to you by that custodian.  As summarized below, there are distinctions between shares held of record and those held beneficially.

How many votes must be present to hold the Annual Meeting?

There must be a quorum for the Annual Meeting to be held.  A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date.  As of the record date, there were 27,742,126 shares of our common stock outstanding.  Consequently, the presence of the holders of at least 13,871,064 shares of common stock is required to establish a quorum for the Annual Meeting.  Proxies that are voted “FOR,” “AGAINST,” or “WITHHELD FROM” a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and also treated as shares “represented and voting” at the Annual Meeting with respect to such matter.

Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.  Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting.  “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not otherwise have discretionary authority to vote those shares.  Although there are no controlling precedents under Delaware law regarding the treatment of broker non-votes, we intend to treat abstentions and broker non-votes as set forth in more detail under “What vote is required to approve each proposal discussed in this proxy statement, and how are my votes counted?”

How many votes do I have?

You are entitled to one vote for each share of common stock that you owned on the record date on all matters considered at the Annual Meeting.

How do I vote my shares?

Shares held directly in your name as the stockholder of record with Computershare Trust Company, N.A., our transfer agent, can be voted in person at the Annual Meeting, or you can follow the instructions on the notice of internet availability mailed to you to submit your vote by telephone or internet, or you can provide a proxy to be voted at the Annual Meeting by signing and dating the proxy card, if one was mailed to you, and returning it in the enclosed postage-paid envelope.  If you plan to vote in person at the Annual Meeting, please bring proof of identification.  Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy by one of the other two alternatives described above so that your vote will be counted even if you later decide not to attend the Annual Meeting.

If you hold your shares in street name (for example, at your brokerage account), please follow the instructions provided by your record holder to vote your shares.  Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from your bank, broker, or other holder of record (the record holder) giving you the right to vote the shares.  If you hold your shares in street name and wish simply to attend the Annual Meeting, please bring proof of ownership and proof of identification.

If you hold your shares in street name, your record holder may not be permitted to exercise voting discretion.  Thus, if you do not give your bank, broker, or other holder of record specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

If you vote by granting a proxy, the Proxy Holders will vote the shares of which you are the stockholder of record in accordance with your instructions.  If you submit a proxy without giving specific voting instructions, the Proxy Holders will vote those shares as recommended by our Board.

What are the recommendations of the Board?

Our Board recommends that you vote:

•	FOR the election of the seven nominated directors

•	FOR the proposal to approve the Cyberonics, Inc. 2009 Stock Plan; and

•	FOR the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2010.

Can I change my vote?

Yes.  If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by (1) submitting a written a notice of revocation to our Secretary, David S. Wise, by mail to Cyberonics, Inc., 100 Cyberonics Boulevard, Houston, Texas 77058 or by facsimile at (281) 283-5369; (2) submitting a subsequent telephone or internet vote; (3) mailing in a new proxy card bearing a later date; or (4) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.

If you hold your shares in street name and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker, or other holder of record in accordance with that entity’s procedures.

Could other matters be decided at the Annual Meeting?

At the time this proxy statement was prepared, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote as recommended by our Board or, if no recommendation is given, at their discretion.

What vote is required to approve each proposal discussed in this proxy statement, and how are my votes counted?

Election of Directors.  A plurality of the votes cast is required for the election of directors.  This means that the seven director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be elected to our Board.  You may vote “FOR” or “WITHHOLD AUTHORITY” for each director nominee.  If you “WITHHOLD AUTHORITY,” your votes will be counted for purposes of determining the presence or absence of a quorum, but will not have an effect on the outcome of the proposal.  Broker non-votes, if any, will not be counted as having been voted and will not have an effect on the outcome of the proposal.

Other Items.  For each other item properly presented for a vote, the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote on the item will be required for approval.  You may vote “FOR,” “AGAINST,” or “ABSTAIN” on our proposal to approve the Cyberonics, Inc. 2009 Stock Plan and our proposal to ratify the selection of our independent registered public accounting firm.  If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal.  Broker non-votes, if any, will not be counted as having been voted and will not have an effect on the outcome of these proposals.

Who is participating in this proxy solicitation, and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, internet hosting, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card, and any additional information furnished to our stockholders.  In addition to this solicitation by mail, our directors, executive officers, and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person, or otherwise.  These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

We have retained Computershare Investor Services to aid in the distribution and internet hosting of proxy materials and to provide voting and tabulation services for the Annual Meeting.  For these services, we will pay Computershare a fee of approximately $4,500 and reimburse it for certain expenses.  In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock.

We have engaged The Proxy Advisory Group, L.L.C. to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $12,000 in the aggregate.

May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations.  Please see “Corporate Governance — Director Selection Process” and “Proposals for the 2010 Annual Meeting of Stockholders” for more details.

What is “householding” and how does it affect me?

The Securities and Exchange Commission (“SEC”) has implemented rules regarding the delivery of proxy materials to households.  This method of delivery, often referred to as “householding,” permits us to send a single annual report and/or a single proxy statement to any household receiving paper copies and at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts.  In each case, the stockholder(s) must consent to the householding process.  Under the householding procedure, each stockholder continues to receive a separate notice of internet availability or notice of any meeting of stockholders and proxy card.  Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses.  We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.

Many banks, brokers, and other holders of record have instituted householding.  If you or your family has one or more “street name” accounts under which you beneficially own our common stock, you may have received householding information from your bank, broker, or other holder of record in the past.  Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our annual report, or wish to revoke your decision to household and thereby receive multiple copies.  You should also contact the holder of record if you wish to institute householding.  These options are available to you at any time.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this proxy statement or the Annual Meeting, please contact our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas 77058 or by telephone at (281) 228-7200.

Where may I obtain additional information about Cyberonics, Inc.?

We refer you to our Annual Report on Form 10-K for the fiscal year ended April 24, 2009 filed with the SEC on June 18, 2009.  Our Annual Report to Stockholders, including financial statements, is included among your proxy materials.  The Annual Report is not part of the proxy solicitation material.  You may also find information about us on our websites at www.cyberonics.com and www.vnstherapy.com.

If you would like to receive any additional information, please contact our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas  77058 or by telephone at (281) 228-7200.

CORPORATE GOVERNANCE

Our Governance Practices

General

We are committed to good corporate governance.  Our governance rules and procedures are described in our Corporate Governance Guidelines, Corporate Code of Business Conduct and Ethics, Financial Code of Ethics, and charters for each standing committee of our Board.  Each of these documents is available on our website at www.cyberonics.com.

Code of Ethics

Our Board has adopted a Corporate Code of Business Conduct and Ethics for our employees, agents, and representatives.  In addition, our Board has adopted a Financial Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer, controller, and other senior financial officers.  A copy of each code is available on our website at www.cyberonics.com.  Any change to, or waiver from, either code will be disclosed as required by applicable securities laws.

Our Board

Board Size

Our Board is currently composed of nine directors.  It is our policy that the number of directors serving on our Board should not exceed a number that can function effectively as a body.  The Nominating & Governance Committee of our Board considers and makes recommendations to our Board concerning the appropriate size and needs of our Board and considers candidates to fill new positions created by expansion or vacancies that occur by resignation, retirement, or any other reason. As permitted by our bylaws, our Board, on the recommendation of the Nominating & Governance Committee, decided to reduce the number of directors serving on our Board from nine to seven effective with our 2009 Annual Meeting of Stockholders.  The Board believes that it can effectively execute its responsibilities with seven directors at reduced expense to our company.

Director Independence

As required under the listing standards of The NASDAQ Stock Market L.L.C. (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board.  Our Board has delegated this responsibility to the Nominating & Governance Committee.  Pursuant to its charter, the Nominating & Governance Committee determines whether or not each director and each prospective director is independent.

The Nominating & Governance Committee evaluated all relevant transactions or relationships between each director, or any of his or her family members, and our company, senior management, and independent registered accounting firm, including the relationships discussed under “Transactions with Related Persons — Transactions.”  Based on this evaluation, the Nominating & Governance Committee has determined that the following members of our Board are “independent” as that term is defined in the NASDAQ listing standards:  Messrs. Jackson, Laptewicz, Morrison, Novak, Olsen, Rosenthal, Strauss, and Terry, constituting a majority of the members of our Board.  Mr. Moore is not independent because he currently serves as our President and Chief Executive Officer.

Meetings

Our Board held a total of eight meetings and acted by written consent four times during the fiscal year ended April 24, 2009.  During the fiscal year ended April 24, 2009, all directors attended at least 75% of the Board meetings and the meetings held by committees on which the director served.

Executive Sessions; Presiding Director

The independent directors meet in executive session at the beginning and at the end of each regularly scheduled meeting of our Board.  The independent directors met in executive session in four meetings during the fiscal year ended April 24, 2009.  In keeping with our commitment to good corporate governance, our Board separates the offices of Chairman of our Board and Chief Executive Officer and appoints a non-executive Chairman instead.  Our current non-executive Chairman, Hugh M. Morrison, presides over Board meetings and executive sessions of our independent directors.

Annual Meeting Attendance

We do not have a formal policy regarding director attendance at annual meetings.  However, our directors are expected to attend board meetings and meetings of committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.  Three of our directors attended the 2008 Annual Meeting of Stockholders.

Limitation on Public Company Board Service

The Nominating & Governance Committee monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fulfill his or her duties and as may be otherwise required or limited by applicable securities laws or NASDAQ listing standards.  Our Board has adopted a policy, described in our Corporate Governance Guidelines, prohibiting any Board member from serving on the boards of more than four other public companies.  In addition, no director may serve on the audit committee of more than two other public company boards, if that director also serves on our Board’s Audit Committee, unless our Board specifically determines that such service would not impair the director’s ability to serve effectively on our Board’s Audit Committee.  The Chairman of our Board’s Audit Committee, Guy C. Jackson, currently serves on the audit committees of four other public company boards, and our Board has determined that such service does not impair Mr. Jackson’s ability to serve effectively on our Board’s Audit Committee.  The Board’s determination is based on Mr. Jackson’s demonstrated ability prior to and since adoption of the policy to maintain a high level of service as our Board’s Audit Committee Chairman.

Term Limits

Our Board does not believe it should establish term or age limits.  While term limits could help ensure that there are fresh ideas and viewpoints available to our Board, our Board believes that they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into our business and operations and, therefore, provide an increasing contribution to our Board as a whole.  As an alternative to term limits, the Nominating & Governance Committee reviews each director’s continuation on our Board every year.

Succession Planning

The Nominating & Governance Committee reports to our Board on CEO succession planning at least annually.  During fiscal 2009, the Nominating & Governance Committee developed a plan for identifying and developing internal CEO succession candidates who could assume the role of CEO in the event of our CEO’s unexpected unavailability.  At each regularly scheduled meeting of the Board in fiscal 2009, the Chairman of the Nominating & Governance Committee reported on CEO succession planning.

Chairman and Chief Executive Officer

Our Board separates the positions of Chief Executive Officer and Chairman of our Board.  Hugh M. Morrison currently serves as the non-executive Chairman of our Board.

Board and Committee Self-Evaluation

Our Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively.  The Nominating & Governance Committee receives comments from all directors and reports annually to our Board with an assessment of our Board’s performance.  This is then discussed with the full Board following the end of each fiscal year.  The assessment focuses on our Board’s contribution to us and specifically focuses on areas in which our Board believes that it could improve.

Director Orientation and Continuing Education

Our Board takes measures as it deems appropriate to ensure that its members may act on a fully-informed basis.  To that end, our Board adopted a policy requiring that each member of our Board attend at least one director education program, preferably one endorsed by Institutional Shareholder Services (now a part of RiskMetrics Group), every three fiscal years.  The Nominating & Governance Committee is responsible for insuring compliance with this policy, which is set forth in our Corporate Governance Guidelines.  Each new director is provided with the opportunity to review fully our business, personnel, and operations upon accepting a seat on our Board.  We assemble an orientation manual for new directors and host an orientation session to introduce our business and the procedures and processes of our Board.  Additional steps with respect to director orientation and continuing education are taken as necessary to comply with applicable securities laws and NASDAQ listing standards.

Director Selection Process

The Nominating & Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board.  In considering candidates for our Board, the Nominating & Governance Committee considers the entirety of each candidate’s credentials.  There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating & Governance Committee, as different factors may assume greater or lesser significance at particular times, and the needs of our Board may vary in light of its composition and the Nominating & Governance Committee’s perceptions about future issues and needs.  However, while the Nominating & Governance Committee does not maintain a formal list of qualifications in making its evaluation and recommendation of candidates, it may consider, among other factors, age, skill, experience in the context of our Board’s needs, independence qualifications, diversity, and whether prospective nominees have relevant business and financial experience, industry or other specialized expertise, and good moral character.

The Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating & Governance Committee or stockholder recommendations, provided that the procedures set forth below are followed.  The Nominating & Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not.  However, in evaluating a candidate’s relevant business experience, the Nominating & Governance Committee may consider previous experience as a member of our Board.  Any invitation to join our Board must be extended by our Board as a whole.

Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating & Governance Committee by sending a written request to our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas 77058 or by facsimile at (281) 283-5369 not later than 120 calendar days prior to the first anniversary of the annual meeting for the previous year.  The written request must include the following:

•	the name and address of the person or persons to be nominated;
•	the number and class of all shares of each class of our stock owned of record and beneficially by each nominee, as reported to the nominating stockholder by the nominee;
•	the information regarding each such nominee required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC;
•	a signed consent by each nominee to serve as our director, if elected;
•	the nominating stockholder’s name and address;
•	the number and class of all shares of each class of our stock owned of record and beneficially by the nominating stockholder; and
•
in the case of a person that holds our stock through a nominee or street name holder of record, evidence establishing such indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting.

From time to time, the Nominating & Governance Committee may request additional information from the nominee or the stockholder.

The stockholder recommendation procedures described above do not preclude a stockholder of record from making proposals at any annual stockholder meeting, provided that they comply with the requirements described in the section entitled “Proposals for the 2010 Annual Meeting of Stockholders.”

Communications from Stockholders and Interested Parties

Our Board welcomes communications from our stockholders and other interested parties.  Stockholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of our Board or any director in particular to:  c/o Cyberonics, Inc., 100 Cyberonics, Blvd., Houston, Texas  77058.

Our Secretary (or any successor to the duties thereof) will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by our Board.  To the extent the subject matter of a communication relates to matters that have been delegated by our Board to a committee or to an executive officer, then our Secretary may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated.  The acceptance and forwarding of communications to the members of our Board or an executive officer does not imply or create any fiduciary duty of our Board members or executive officers to the person submitting the communications.

Committees of Our Board

General

Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating & Governance Committee.  Each committee is comprised entirely of independent directors, as currently required under the SEC’s rules and regulations and the NASDAQ listing standards, and each committee is governed by a written charter approved by the Board.  These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.cyberonics.com.

The table below provides the composition of each standing committee of our Board:

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee
Guy C. Jackson	X*
Joseph E. Laptewicz, Jr.			X
Alfred J. Novak	X
Alan J. Olsen		X	X*
Arthur L. Rosenthal, Ph.D.		X*
Michael J. Strauss, M.D., M.P.H.	X	X
Reese S. Terry, Jr.			X
_________________
* Chairman

Audit Committee

The Audit Committee is appointed by our Board to assist it and to perform an oversight function by:

•	monitoring actions we take to comply with our internal accounting and control policies as well as external accounting, legal, and regulatory requirements;
•
reviewing the qualifications and independence of the registered public accounting firm engaged for the purpose of preparing or issuing an audit report for inclusion in our Annual Report on Form 10-K (the “independent auditor”);

•	reviewing our consolidated financial statements and internal controls with management and the independent auditors; and
•	selecting our independent auditors and evaluating their performance.

The Nominating & Governance Committee, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards, and our Corporate Governance Guidelines. The Nominating & Governance Committee, in its business judgment, has determined that each Audit Committee member is financially literate and two of the current members of the Audit Committee, Messrs. Jackson and Novak, qualify as “audit committee financial experts” within the meaning of the SEC’s rules and regulations.

Pursuant to its charter, the Audit Committee has the authority, at our expense, to retain professional advisors, including legal, accounting, or other consultants, to advise the Audit Committee in connection with the exercise of its powers and responsibilities.  The Audit Committee may require any of our executive officers or employees, our outside legal counsel, or our independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.  The Audit Committee is responsible for the resolution of any disagreements between the independent auditor and management regarding our financial reporting.  The Audit Committee meets at least quarterly with management and the independent auditor in separate executive sessions to discuss any matter that any of these groups believe should be discussed privately.  The Audit Committee makes regular reports to our Board.

The Report of the Audit Committee is set forth under “Audit Matters” in this proxy statement.

The Audit Committee held seven meetings and did not act by written consent during the fiscal year ended April 24, 2009.

Compensation Committee

The Compensation Committee establishes the salary and incentive compensation of our executive officers and administers our employee benefit plans.  The Nominating & Governance Committee, in its business judgment, has determined that the Compensation Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards, and our Corporate Governance Guidelines.  The Report of the Compensation Committee is set forth under “Compensation Committee Report” in this proxy statement.

The Compensation Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Compensation Committee as set forth in its charter.  The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate.

Pursuant to its charter, the purposes of the Compensation Committee are to:

•	review, evaluate, and approve the agreements, plans, policies, and programs to compensate our executive officers and recommend the same for our directors;
•
review and discuss with our management the Compensation Discussion and Analysis to be included in the proxy statement for our annual meeting of stockholders and determine whether to recommend to our Board that the Compensation Discussion and Analysis be included in this proxy statement, in accordance with applicable rules and regulations;

•	produce the Compensation Committee Report for inclusion in this proxy statement, in accordance with applicable rules and regulations;
•	otherwise discharge our Board’s responsibilities relating to compensation of our executive officers and directors; and
•	perform such other functions as our Board may assign to the committee from time to time.

In connection with these purposes, our Board has entrusted the Compensation Committee with the overall responsibility for establishing, implementing, and monitoring the compensation for our executive officers.  In general, executive compensation matters are presented to the Compensation Committee or raised with the Compensation Committee in one of the following ways: (1) at the request of the Compensation Committee Chairman or another Compensation Committee member or member of our Board; (2) in accordance with our Corporate Governance Guidelines or the Compensation Committee’s charter, which is reviewed by the Compensation Committee members on an annual basis; or (3) by our Chief Executive Officer.

The Compensation Committee works with our executive management team, including our Chief Executive Officer, Chief Financial Officer, and Vice President, Human Resources, to implement and promote our executive compensation strategy.

Our Chief Executive Officer is instrumental to this process.  Specifically, our Chief Executive Officer assists the Compensation Committee by:

•	recommending, at the beginning of the fiscal year, the company and individual performance objectives to be used in determining each executive officer’s annual bonus;
•	recommending, at the beginning of the fiscal year, the adjustments (if any) to base salary levels for each executive officer;
•	recommending, at the beginning of the fiscal year, an equity award for each executive officer;
•
preparing, at the end of the fiscal year, an evaluation of each executive officer and a self-evaluation, including a comparison of performance to individual and company objectives approved by the Compensation Committee at the beginning of the fiscal year; and

•	recommending, following the end of the fiscal year, the amount (if any) of the annual bonus amounts for each executive officer other than himself.

During fiscal 2009, our Chief Financial Officer assisted the Compensation Committee by:

•	providing financial data for the company performance objectives that are factored into the Compensation Committee’s compensation decisions; and
•	providing a list of peer companies against which we benchmark our financial performance.

In addition, our Vice President, Human Resources assisted the Compensation Committee by:

•	providing compensation tally sheets regarding each executive officer; and
•	reviewing, and providing comments to the Compensation Committee regarding, a draft report from the Compensation Committee’s consultant.

Finally, our other executive officers assist in the compensation process by:

•	preparing quarterly summaries of performance compared to individual performance objectives approved by the Compensation Committee; and
•	preparing self-evaluations of their annual performance at the end of the fiscal year.

Our executive officers do not discuss executive compensation matters with the Compensation Committee’s compensation consultant in connection with the Compensation Committee’s process for determining executive officer compensation.

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant used to assist in the evaluation of the compensation of our executive officers and directors and also has the sole authority to approve the consultant’s fees and other retention terms.  During the fourth quarter of fiscal 2009, the Compensation Committee engaged the services of Pearl Meyer & Partners, an experienced compensation consulting firm that has access to national compensation surveys, as well as our compensation information, to assist it in evaluating executive compensation matters.  Specifically, the Compensation Committee requested Pearl Meyer & Partners to provide information, insights, and advice regarding our compensation philosophy, objectives, and strategy and selection of peer companies for competitive analyses.  In addition, Pearl Meyer & Partners reviewed briefing materials prepared by management and advised the Compensation Committee on the matters included in the materials, including the consistency of proposals with the Compensation Committee’s compensation philosophy and comparisons to programs at other companies.  At the request of the Compensation Committee, Pearl Meyer & Partners also prepared its own analysis of compensation matters, including the relative position of our executive compensation program in the competitive market and the design of our compensation plans consistent with the Compensation Committee’s compensation philosophy.

Together with management, Pearl Meyer & Partners and any counsel or other advisors deemed appropriate by the Compensation Committee, the Compensation Committee typically reviews and discusses the particular executive compensation matter presented and makes a final determination.

The Compensation Committee held 14 meetings and acted by written consent seven times during the fiscal year ended April 24, 2009.

Nominating & Governance Committee

The Nominating & Governance Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual meeting of stockholders, and develops and recommends corporate governance principles and policies to our Board.  The Nominating & Governance Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the standards of independence established under the NASDAQ listing standards and our Corporate Governance Guidelines.  For information regarding the Nominating & Governance Committee’s policies and procedures for identifying, evaluating, and selecting director candidates, including candidates recommended by stockholders, please see “— Director Selection Process” above.

The Nominating & Governance Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Nominating & Governance Committee as set forth in its charter.  More particularly, the Nominating & Governance Committee:

•	prepares and recommends appropriate corporate governance guidelines for adoption by our Board and modifications from time to time to those guidelines;
•	establishes criteria for selecting new directors and actively seeks individuals qualified to become board members for recommendation to our Board;
•	seeks to implement the “independence” standards required by law, applicable listing standards, our certificate of incorporation or bylaws, and our Corporate Governance Guidelines;
•
determines whether or not each director and each prospective director is independent, disinterested or a non-employee director under the standards applicable to the committees on which such director is serving or may serve;

•	recommends to our Board a non-executive director who serves as Chairman;
•	reviews annually the advisability or need for any changes in the number and composition of our Board;
•	reviews annually the advisability or need for any changes in the number, charters, or titles of committees of our Board;
•	recommends to our Board annually the composition of each Board committee and the individual director to serve as chairman of each committee;
•	ensures that the chairman of each committee reports to our Board annually about the committee’s annual evaluation of its performance and evaluation of its charter;
•	receives comments from all directors and reports to our Board annually with an assessment of our Board’s performance, to be discussed with the full Board following the end of each fiscal year;
•	reviews and reassesses annually the adequacy of our Corporate Governance Guidelines and recommends any proposed changes to our Board for approval; and
•	makes a report to our Board annually on succession planning and works with our Board to evaluate potential successors to the principal executive officer.

The Nominating & Governance Committee has the sole authority to retain, amend the engagement with, and terminate any search firm to be used to identify director candidates.  It has sole authority to approve the search firm’s fees and other retention terms and has authority to cause us to pay the fees and expenses of the search firm.  The Nominating & Governance Committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisors, to approve the fees and expenses of such outside advisors, and to cause us to pay the fees and expenses of such outside advisors.

The Nominating & Governance Committee held five meetings and did not act by written consent during the fiscal year ended April 24, 2009.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is now, or at any time has been, employed by or served as an executive officer of Cyberonics, Inc. or any of its subsidiaries, or has had any substantial business dealings with Cyberonics, Inc. or any of its subsidiaries.  None of our executive officers is now, or at any time has been, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of the Compensation Committee or our Board.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

Historically, our Board has reviewed and approved, as appropriate, related person transactions as they have been put before our Board at the recommendation of management.  Our Board, recognizing that related person transactions involving our company present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), has adopted a formal process for reviewing, approving, and ratifying transactions with related persons.  This process is described below.

General

Under the policy, any “Related Person Transaction” may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy.

For these purposes, a “Related Person” is:

•	a senior officer (which shall include, at a minimum, each executive vice president and Section 16 officer) or director;
•	a stockholder owning more than 5% of our company (or its controlled affiliates);
•	a person who is an immediate family member of a senior officer or director; or
•	an entity that is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of that entity.

For these purposes, a “Related Person Transaction” is a transaction between our company and any Related Person (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than:

•	transactions involving compensation approved by the Compensation Committee;
•	transactions available to all employees generally; and
•	transactions involving less than $5,000 when aggregated with all similar transactions.

Audit Committee Approval

Our Board has determined that the Audit Committee is best suited to review and approve Related Person Transactions.  Accordingly, in the event that management recommends a Related Person Transaction, management is required to present the transaction to the Audit Committee in advance of entering into the transaction.  If management is unable to present the transaction to the Audit Committee for approval in advance, management may enter into the transaction preliminarily subject to ratification by the Audit Committee; provided, however, that, if the Audit Committee does not so approve, management must make all reasonable efforts to cancel or annul the transaction.  The Audit Committee may approve or ratify a Related Person Transaction only if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Corporate Opportunity

Our Board recognizes that a member of our management or a director may be presented with a significant business opportunity that may equally be available to our company, either directly or via referral.  Before the opportunity may be consummated by a Related Person (other than an otherwise unaffiliated 5% stockholder), the opportunity must be presented to the Audit Committee for consideration.  The Audit Committee, in its discretion, may present the opportunity to our Board for consideration.

Disclosure

All Related Person Transactions must be disclosed in our applicable filings as required by SEC rules and regulations.

Other Agreements

Management assures that all Related Person Transactions are approved in accordance with any requirements of our financing agreements.

Transactions

Since the beginning of the fiscal year ended April 24, 2009, we have not entered into any Related Person Transactions and there are no such currently proposed transactions.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Proposal No. 1:  Election of Directors

Our Board is currently composed of nine directors.  As permitted by our bylaws, our Board has reduced the size of the Board to seven directors effective on the date of our 2009 Annual Meeting of Stockholders.  Two of our directors, Alan J. Olsen and Michael J. Strauss, have agreed not to stand for reelection.  See “— Downsizing our Board” below.  The remaining seven directors are seeking reelection at the Annual Meeting.  Unless otherwise instructed, the Proxy Holders will vote all of the proxies received by them FOR each of the seven nominees named below.  In the event that any of the nominees becomes unavailable, the Proxy Holders will vote, in their discretion, for a substitute nominee.  It is not expected that any nominee will be unavailable.  The term of office of each person elected as a director will continue until the 2009 Annual Meeting of Stockholders and until his successor has been elected and qualified, or until his earlier resignation or removal.

Our Director Nominees

Based on recommendations from the Nominating & Governance Committee, our Board has nominated seven directors for election at the Annual Meeting.  The names and certain information about the nominees, including their ages as of the Annual Meeting date, are set forth below:

Name	Age
Guy C. Jackson	67
Joseph E. Laptewicz, Jr.	60
Daniel J. Moore	48
Hugh M. Morrison	62
Alfred J. Novak	61
Arthur L. Rosenthal, Ph.D.	62
Reese S. Terry, Jr.	67

Mr. Jackson has been a member of our Board since July 2003.  In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company.  During his career, Mr. Jackson served as the audit partner for a number of public companies in Ernst & Young’s New York and Minneapolis offices.  Mr. Jackson has a B.S. degree from The Pennsylvania State University and a M.B.A. from the Harvard Business School.  Mr. Jackson also serves on the board of directors and is chairman of the audit committees of Digi International, Inc., a technology company, EpiCept Corporation, a specialty pharmaceutical company, Life Time Fitness, Inc., an operator of fitness centers, and Urologix, Inc., a medical device company.

Mr. Laptewicz has been a member of our Board since September 2008.  Mr. Laptewicz is a retired business executive with extensive medical device experience.  From 1998 to 2005, he served on the board of directors of Advanced Neuromodulation Systems, Inc., a publicly-held manufacturer of implantable neuromodulation devices for the treatment of pain.  From 1996 to 2003, he served on the board of directors of AngioDynamics, Inc., a publicly-held manufacturer of interventional radiology products.  From 1994 to 2000, Mr. Laptewicz served as President and Chief Executive Officer, and from 2001 to 2004 as Chairman of the board of directors, of Empi, Inc., a leading manufacturer and provider of non-invasive medical products for pain management and physical rehabilitation.  From 1972 to 1994, Mr. Laptewicz served in various positions of increasing responsibility for subsidiaries of Pfizer, Inc., at the time a large pharmaceutical and medical technology company, including Vice President and General Manager from 1990 to 1991 and President from 1991 to 1994 of Schneider (USA), Inc., a worldwide manufacturer of catheters, stents, and related medical products.

Mr. Moore was appointed to our Board in May 2007.  Contemporaneous with his appointment to our Board, Mr. Moore was appointed by our Board as President and Chief Executive Officer.  Mr. Moore joined us from Boston Scientific Corporation (“Boston Scientific”), a diverse maker of minimally invasive medical products, where, since 1989, he held positions in sales, marketing, and senior management in the United States and in Europe.  His last position at Boston Scientific was President, International Distributor Management.  Prior to that role, he held the position of President, Inter-Continental, the fourth largest business unit of Boston Scientific, with more than 1,000 global employees and revenues exceeding $700.0 million.  Mr. Moore previously held senior management positions at several Boston Scientific U.S. and international divisions.

Mr. Morrison was appointed to our Board in November 2006.  From 1983 to December 2005, Mr. Morrison served as a director, and from January 1998 to December 2005 as Chairman of the board of directors, of Advanced Neuromodulation Systems, Inc., a publicly-held designer, developer, manufacturer, and marketer of advanced implantable neuromodulation devices. In December 2005, Advanced Neuromodulation Systems, Inc. was sold to St. Jude Medical, Inc. Mr. Morrison served as a director of Owen Healthcare, Inc., a publicly held hospital pharmacy management firm, from 1994 until it was acquired in 1996 by Cardinal Healthcare. In addition, Mr. Morrison served as a director of Dow Hickam Pharmaceuticals, Inc., a pharmaceutical manufacturer and marketer, from 1984 to 1991, when the company was sold to Mylan Laboratories, Inc. From March 1996 to May 2006, Mr. Morrison served as President and Chief Executive Officer, and from January 1998 to May 2006 as Chairman of the board of directors, of Pilgrim Cleaners, Inc., a retail dry cleaning company operating over 100 stores (“Pilgrim”), and its parent, Clean Acquisition, Inc. (“Clean”).  In January 2004, Pilgrim and Clean each filed a petition under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division.  Subsequent to Mr. Morrison’s resignation, Pilgrim and Clean each filed a petition under Chapter 7 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division in July 2006.  Mr. Morrison is licensed as a Certified Public Accountant.

Mr. Novak was appointed to our Board in January 2007.  Since September 1999, Mr. Novak has served on the board of directors of OrbusNeich Medical Technology Company, Ltd., a privately held interventional cardiology company, where he was named Vice Chairman and Chief Executive Officer in February 2008 and more recently President and Chief Executive Officer.  Since December 1997, he has been the Chairman of the board of directors of ProRhythm, Inc., a company dedicated to the treatment of atrial fibrillation through the use of ultrasound technologies. In September 1998, he was a founder of Syntheon, LLC, a privately-held company that focuses on minimally invasive medical devices for the gastroenterology and vascular markets. From October 2002 until March 2006, Mr. Novak was the President and Chief Executive Officer and director of Novoste Corporation, a publicly-held interventional cardiology company. From December 1998 until October 2002, Mr. Novak was a member of the board of directors of Sutura, Inc., a vascular closure company.  Mr. Novak was President, Chief Executive Officer, and a director of Biosense, Inc., an electrophysiology company, from July 1996 until January 1998.  He was employed by Cordis Corporation, a publicly-held cardiology company, from April 1984 until July 1996 and served as its Vice President and Chief Financial Officer.

Dr. Rosenthal was appointed to our Board in January 2007.  He served as Chairman commencing in January 2002, and Chief Executive Officer commencing in January 2005, of Labcoat, Ltd. until its acquisition by Boston Scientific in December 2008. He was a Senior Vice President, Corporate Officer, and Chief Development Officer of Boston Scientific and from January 1994 though May 2000, he was a Senior Vice President, Chief Scientific Officer, and Executive Committee Member of Boston Scientific until his retirement in January 2005. Dr. Rosenthal currently serves as a non-executive director and Chairman of the Remuneration Committee for Renovo, Ltd., a U.K. publicly-traded pharmaceutical company.

Mr. Terry has been a member of our Board since December 1987 when he co-founded Cyberonics and served as Chairman of our Board and Chief Executive Officer until February 1990, when he became Chairman of our Board and Executive Vice President.  He also served as Chief Executive Officer for a portion of 1995.  Mr. Terry resigned from his position as Executive Vice President in February 2000 and from his positions as Chairman of our Board and Secretary in June 2001.  Since 2001, other than the period from November 2006 to May 2007, when he served as our Chief Executive Officer on an interim basis while our Board conducted a search for a new Chief Executive Officer, Mr. Terry has been an independent business consultant to and an investor in our company.  Mr. Terry has consulted for us on technical matters from September 2005 to November 2006 and from May 2007 to the present.  From 1976 to 1986, Mr. Terry held executive positions with Intermedics, Inc., a medical device and electronics company, including serving as Vice President of Engineering, Vice President of Corporate Technical Resources and Vice President of Quality.  Mr. Terry serves on the board of directors of the Epilepsy Foundation, a national organization that works for people affected by seizures through research, education, advocacy, and service.  Mr. Terry also serves on the board of directors of IDEV, a privately-held company in the cardiovascular device field.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF OUR BOARD’S NOMINEES IDENTIFIED ABOVE.

Downsizing our Board

In May 2009, on the recommendation of the Nominating & Governance Committee, our Board adopted a resolution reducing the size of Board from nine members to seven members.  After months of studying the size and composition of the Board, the Nominating & Governance Committee determined that seven directors could effectively execute the Board’s responsibilities at a reduced overall cost to the company.  Mr. Olsen and Dr. Strauss, the two directors with the longest tenure after Mr. Terry, volunteered to leave the Board.

Proposal No. 2:  Approval of the Cyberonics, Inc. 2009 Stock Plan

Our Board unanimously adopted the Cyberonics, Inc. 2009 Stock Plan (the “2009 Stock Plan”) on August 4, 2009, subject to stockholder approval at the Annual Meeting.  No awards will be made under this plan prior to stockholder approval.  Upon approval of this plan by our stockholders, we will not grant any new awards under the Cyberonics, Inc. Amended and Restated 1997 Stock Plan or the Cyberonics, Inc. 2005 Stock Plan (the “Prior Plans”).

The 2009 Stock Plan is designed to enable us to provide a means to attract and retain able directors, consultants and employees by providing such individuals with incentive and reward opportunities designed to enhance our profitable growth. As described in “Compensation Discussion and Analysis,” equity awards make up a key component of our compensation system and give recipients a longer-term stake in our company, act as a long-term retention tool, and align directors’, consultants’, and employees’ interests with our stockholders. Accordingly, the 2009 Stock Plan provides for discretionary awards of (a) stock options (“Options”), (b) shares of common stock that are subject to restrictions on disposition and forfeiture to us under certain circumstances (“Restricted Stock”), (c) stock appreciation rights (payable in shares or cash) (“SARs”), and (d) phantom stock units, shares of common stock paid in lieu of cash compensation and other awards whose value is tied to the value of a share of common stock (collectively, “Other Share-Based Awards”).

Below is a summary of the terms of the 2009 Stock Plan that is qualified in its entirety by reference to the full text of the 2009 Stock Plan, which is attached to this Proxy Statement as Annex A. Approval of the 2009 Stock Plan requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the annual meeting.

Number of Shares Subject to the 2009 Stock Plan and Individual Award Limits

The aggregate maximum number of shares of common stock that may be issued under the 2009 Stock Plan with respect to awards will be the sum of (i) 2,100,000 shares, plus (ii) the shares subject to awards under the Prior Plans that are forfeited, terminated, or expire unexercised or not vested, as the case may be, after the effective date of this Plan, which aggregate number of shares shall be subject to adjustment for certain changes in the amount of our outstanding common stock. The shares available for issuance under the 2009 Stock Plan will be reduced by 1.5 shares for each share of Restricted Stock and for each share represented by Other Share-Based Awards granted under the 2009 Stock Plan.  However, to the extent awards expire or are forfeited or cancelled without having become vested (if Restricted Stock or an Other Share-Based Award) or exercised (if an option or SAR), the shares subject to such awards (1.5 shares in the case of Restricted Stock and Other Share-Based Awards) shall again become eligible for issuance under the 2009 Stock Plan.  To the extent (i) awards granted under the 2009 Stock Plan are settled in cash rather than in shares, or (ii) shares are delivered on the vesting or exercise of an award, or (iii) shares are withheld from an award, or tendered, to pay an award’s exercise price or satisfy the employer’s tax withholding obligations with respect to such award, the shares subject to such settled award, or tendered or withheld, as the case may be, shall not be eligible for new awards granted under the 2009 Stock Plan.

The maximum number of shares of common stock that may be subject to Options granted to any one individual during any year may not exceed 300,000. The maximum number of shares of common stock that may be subject to Restricted Stock awards and Other Share-Based Awards granted to any one individual during any year may not exceed 100,000 of each type. The maximum number of shares of common stock that may be subject to stock appreciation rights granted to any one individual during any year may not exceed 500,000.  These individual limits are subject to adjustment in the event of certain changes in the amount of our outstanding common stock. As of August 3, 2009, the closing price of a share of our common stock as quoted on NASDAQ was $16.77 per share.

Administration

The 2009 Stock Plan will be administered by (i) the Compensation Committee of the Board, with respect to our employees and consultants, and (ii) the non-employee members the Board, with respect to our non-employee directors, each of which (each, an “Administrator”) will have full authority, subject to the terms of the 2009 Stock Plan, to establish rules and regulations for the proper administration of the 2009 Stock Plan, to select the employees and consultants or independent directors, respectively, to whom awards are granted, and to set the date of grant, the type of award that shall be made and the other terms and conditions of the awards.  Subject to certain limitations, the Administrator has the authority to accelerate the vesting of awards when it deems it appropriate.  However, the vesting of awards will be accelerated upon a Change of Control (as defined in the 2009 Stock Plan) and may be accelerated upon a participant’s termination due to death, disability, or retirement.

Options

The 2009 Stock Plan allows for the grant of Options, from time to time, subject to such terms and conditions, including vesting requirements, as the Administrator may determine. Options granted to employees under the 2009 Stock Plan may be intended to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code (the “Code”).  The term of ISOs shall be 10 years from the date of grant, or such shorter term as shall be provided in the award agreement; in the case of ISOs granted to employees who own at least 10% of our outstanding common stock, however, the term shall be a maximum of five years.  The exercise price of an ISO shall be not less than 100% of the closing price of a share of our common stock as quoted on NASDAQ on the date of the award; in the case of an ISO granted to an employee who owns at least 10% of our outstanding common stock, however, the exercise price shall be not less than 110% of the closing price on the date of the grant.

Options granted under the 2009 Stock Plan may also be structured such that they do not qualify as ISOs (“Non-Statutory Options”).  In addition, to the extent the fair market value of shares underlying Options of an individual exercisable for the first time during any calendar year exceeds $100,000, such Options shall be treated as Non-Statutory Options.  The term of Non-Statutory Options shall be 10 years, unless otherwise provided in the award agreement. The exercise price of a Non-Statutory Option shall be not less than 100% of the closing price of a share of our common stock as quoted on NASDAQ on the date of the grant.

The exercise price for an Option is payable in several methods, including cash, tender of shares of our common stock, withholding of shares of common stock under the award, and any combination of the allowable methods of payment.

Restricted Stock and Other Share-Based Awards

The 2009 Stock Plan also provides for the issuance, from time to time, of Restricted Stock and Other Share-Based Awards, subject to the terms and conditions, including forfeiture requirements, as the Administrator may determine.  Such forfeiture requirements may be performance requirements, including the change in price of a share of our common stock, our earnings per share, our revenues, our net income, or several other metrics.  Shares of Restricted Stock and Other Share-Based Awards may not vest before the first anniversary of the grant date.

Stock Appreciation Rights

The 2009 Stock Plan provides for the issuance, from time to time, of stock appreciation rights, subject to the terms and conditions, including vesting requirements, as the Administrator may determine.  The exercise price of a stock appreciation right shall be not less than 100% of the closing price of a share of our common stock as quoted on NASDAQ on the date of the grant.

Eligibility

All of our employees and consultants and all non-employee members of our Board are eligible to participate in the 2009 Stock Plan, but ISOs may only be granted to employees under the 2009 Stock Plan.  As of August 3, 2009, approximately 473 individuals were potentially eligible to participate in the 2009 Stock Plan.

Term of 2009 Stock Plan

The 2009 Stock Plan will be effective as of July 20, 2009, the date of its adoption by our Board, provided the 2009 Stock Plan is approved by our stockholders at the Annual Meeting. No further awards may be granted under the 2009 Stock Plan after July 20, 2019, and the 2009 Stock Plan will terminate thereafter once all awards have been satisfied, exercised or expire. Our Board, in its discretion, may terminate the 2009 Stock Plan at any time with respect to any shares of common stock for awards not yet granted.

Change of Control and Other Adjustments

The 2009 Stock Plan provides that the vesting of awards will accelerate upon a Change of Control of us (as defined in the 2009 Stock Plan). In addition, the Administrator, in its discretion, may cancel unexercised awards and cause us to make payments in respect thereof in cash, or they may adjust outstanding awards as appropriate to reflect such Change of Control, including provide for the replacement of awards with similar awards under an acquirer’s plan.

Amendments

Our Board may amend, suspend, or terminate the 2009 Stock Plan (except with respect to awards that are then outstanding) at any time, except that it may not, without approval of the stockholders, increase the maximum number of shares issuable (except to reflect changes in capitalization), change the class of individuals eligible to receive awards or cancel or replace any outstanding options or stock appreciation rights with an option or stock appreciation right having a lower exercise price.

Federal Income Tax Aspects of the 2009 Stock Plan

Incentive Stock Options. Subject to special alternative minimum tax rules, no federal income tax is imposed on the optionee upon the grant or the exercise of an Option that qualifies as an ISO. If the optionee does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the “Holding Period”), any appreciation of the shares above the exercise price should constitute long-term capital gain. However, if an optionee disposes of shares prior to the end of the Holding Period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income equal to the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Non-statutory Stock Options and Stock Appreciation Rights. No federal income tax is imposed on the optionee upon the grant of an Option that is not an ISO or a SAR. Generally, upon the exercise of a Non-statutory Stock Option or SAR, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a stock appreciation right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the fair market value of the shares or cash distributed to the optionee.

Restricted Stock. In general, the recipient of a Restricted Stock award will not realize taxable income at the time of grant, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes.  When the risk of forfeiture with respect to the stock subject to the award lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares of Common stock at such time.  A participant may elect under Section 83(b) of the Code to be taxed on the receipt of the Restricted Stock.  If such an election is made, the participant will not be subject to tax on the subsequent vesting of the Restricted Stock. All dividends and distributions with respect to a Restricted Stock award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid, unless such holder has made a Section 83(b) election.

Other Share-Based Awards. In general, the receipt of an Other Share-Based Award will not be taxable until the award vests or forfeiture restrictions lapse, at which time the holder will realize ordinary income equal to the fair market value of the shares or cash received. Any notional or phantom dividends on these awards will be treated the same. However, an award without forfeiture restrictions will be taxable when received.

Company Tax Deduction. Subject to Section 162(m) of the Code, we will generally be entitled to a tax deduction with respect to an award at the time, and in the same amount, the participant recognizes compensation with respect to the award, provided we comply with applicable reporting requirements with respect to the compensation.

Section 162(m) of the Code. Section 162(m) of the Code, in general, precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its three other highest-paid officers (excluding our chief executive officer, “Covered Employees”). However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, our ability to deduct compensation income generated in connection with the exercise of stock options and stock appreciation rights granted under the 2009 Stock Plan should not be limited by Section 162(m) of the Code. Further, we believe that compensation income generated in connection with Restricted Stock awards and other Share-Based Awards granted under the 2009 Stock Plan generally should not be limited by Section 162(m) of the Code provided the vesting of such awards is based solely on the achievement of performance targets established for such grants. The 2009 Stock Plan has been designed to provide flexibility with respect to the performance criteria that may be used in establishing performance targets for these awards. The performance targets for those awards intended to qualify as performance based under Code Section 162(m) will be based on one or more of the following: (1) the price of a share of common stock, (2) our earnings per share, (3) our sales, (4) the sales of a product or territory designated by the Committee, (5) our net income (before or after taxes) or the net income of any of our business units by the Compensation Committee or the independent directors, (6) our net cash flow, (7) our earnings before or after interest, taxes, depreciation, and/or amortization, (8) the economic value added, (9) the return on stockholders’ equity achieved by us, or (10) the total stockholders’ return achieved by us. However, compensation expense deductions with respect to Covered Employees relating to Restricted Stock awards and Other Share-Based Awards will be subject to the Section 162(m) deduction limitation if the award becomes vested based upon any other criteria set forth in such award (such as the occurrence of a Change of Control, death, or disability).

Section 280G of the Code. The acceleration of vesting of awards under the 2009 Stock Plan on a Change of Control of the Company could result in “excess parachute payments” to certain employees. In such case, the Company would not be entitled to a tax deduction with respect to such excess parachute payments and the individual would be subject to a 20% exercise tax on the parachute payment.

The 2009 Stock Plan is not qualified under Section 401(a) of the Code.

The comments set forth in the above paragraphs are only a summary of certain of the Federal income tax consequences relating to the 2009 Stock Plan. No consideration has been given to the effects of state, local, or other tax laws on the 2009 Stock Plan or award recipients.

Inapplicability of ERISA

Based upon current law and published interpretations, we do not believe that the 2009 Stock Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Vote Required

At the annual meeting, you are being asked to approve the 2009 Stock Plan. The affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the meeting is required to approve the 2009 Stock Plan.

Stockholder approval of the 2009 Stock Plan is required for listing of the shares for trading on NASDAQ and as a condition to the effectiveness of the 2009 Stock Plan. Stockholder approval is also required so that incentive stock options under the 2009 Stock Plan will qualify under Section 422 of the Code and so that certain awards under the 2009 Stock Plan will qualify as performance-based compensation under Section 162(m) of the Code.

OUR BOARD RECOMMENDS VOTING “FOR” THE APPROVAL OF THE 2009 STOCK PLAN.

Proposal No. 3:  Ratification of the Selection of the Independent Registered Public Accounting Firm

The Audit Committee has selected KPMG L.L.P. as our independent registered public accounting firm to conduct our audit for the fiscal year ending April 30, 2010.

We engaged KPMG L.L.P. to serve as our independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended April 26, 2002.  The engagement of KPMG L.L.P. has been recommended by the Audit Committee and approved by our Board annually.  The Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 24, 2009, and has recommended, and our Board has approved, their inclusion therein.  See “Audit Matters—Report of the Audit Committee” included elsewhere in this proxy statement.

Although stockholder ratification of the selection of KPMG L.L.P. is not required, the Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection.  Even if the selection is ratified, however, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of us and our stockholders.

A representative of KPMG L.L.P. is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from stockholders at the Annual Meeting.

OUR BOARD RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC.  Such officers, directors and 10% stockholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.

For the fiscal year ended April 24, 2009, to our knowledge and based on written representations from our officers and directors, we believe that the applicable reporting requirements of Section 16(a) have been satisfied with the exception that on October 3, 2008, Jeffrey E. Schwarz amended a Form 4 originally filed on September 30, 2008 for the forfeiture of restricted stock with his resignation from our Board effective September 25, 2008.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of August 3, 2009, except where otherwise noted, certain information with respect to the amount of our common stock beneficially owned (as defined by the SEC’s rules and regulations) by (1) each of our named executive officers, (2) each of our directors and director nominees, (3) all current executive officers and directors as a group and (4) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock.  Except as otherwise noted below, we are not aware of any agreements among our stockholders that relate to voting or investment of shares of our common stock.

Name of Beneficial Owner	Amount and Share of Beneficial Ownership (1)	Percent of Class (2)

Named Executive Officers:
Daniel J. Moore (3)	147,138	*
Gregory H. Browne (4)	36,478	*
James A. Reinstein (5)	55,898	*
Randal L. Simpson (6)	173,164	*
David S. Wise (7)	205,995	*

Directors and Director Nominees: (8)
Guy C. Jackson (9)	55,770	*
Joseph E. Laptewicz, Jr. (10)	2,413	*
Hugh M. Morrison (11)	20,344	*
Alfred J. Novak (12)	7,045	*
Alan J. Olsen (13)	55,520	*
Arthur L. Rosenthal, Ph.D. (14)	7,045	*
Michael J. Strauss, M.D., M.P.H.(15)	71,770	*
Reese S. Terry, Jr. (16)	490,050	1.8%

All current executive officers and directors as a group (13 persons)	1,329,382	4.8%

5% Holders Not Listed Above
Palo Alto Investors, LLC (17) 470 University Avenue Palo Alto, CA 94301	3,881,990	14.0%
Icahn Associates Corp. and associated companies (18) 767 Fifth Avenue, 47th Floor New York, NY 10153	2,107,972	7.6%
Barclays Global Investors UK Holdings Ltd. (19) 1 Churchill Place Canary Wharf London England E14 5HP	1,527,634	5.5%
The Vanguard Group, Inc. (20) P.O. Box 2600 Valley Forge, PA 19482	1,435,639	5.2%

* Less than 1%

(1)
Beneficial ownership is determined in accordance with the SEC’s rules and regulations and generally includes voting or investment power with respect to securities.  Shares of our common stock subject to options and warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage of any other person.  Restricted stock not yet vested is included in the total shares outstanding but excluded from both the total shares held by the beneficial holder and the total shares deemed outstanding for computing the percentage of the person holding such restricted stock.  Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Based on total shares outstanding of 27,742,126 at August 3, 2009.
(3)	Includes 128,388 shares of vested, restricted stock and 18,750 shares subject to options exercisable on or before October 2, 2009.
(4)	Includes 22,500 shares of vested, restricted stock and 6,478 shares subject to options exercisable on or before October 2, 2009.
(5)	Includes 50,000 shares of vested, restricted stock and 5,898 shares subject to options exercisable on or before October 2, 2009.
(6)	Includes 8,215 shares of vested, restricted stock and 164,141 shares subject to options exercisable on or before .October 2, 2009
(7)	Includes 16,177 shares of vested, restricted stock and 189,818 shares subject to options exercisable on or before. October 2, 2009
(8)	Excludes the beneficial ownership of Mr. Moore, which is reported above.
(9)	Includes 10,270 shares of vested, restricted stock and 43,000 shares subject to options exercisable on or before October 2, 2009.
(10)	Includes 2,414 shares subject to options exercisable on or before October 2, 2009.
(11)	Includes 7,344 shares of vested, restricted stock.
(12)	Includes 7,045 shares of vested, restricted stock.
(13)	Includes 3,045 shares of vested, restricted stock and 49,000 shares subject to options exercisable on or before October 2, 2009.
(14)	Includes 3,045 shares of vested, restricted stock.
(15)	Includes 10,270 shares of vested, restricted stock and 41,000 shares subject to options exercisable on or before October 2, 2009.
(16)
Includes 59,350 shares held in trust for the benefit of Mr. Terry’s children of which Mr. Terry serves as trustee.  Also includes 10,270 shares of vested, restricted stock and 54,000 shares subject to options exercisable on or before October 2, 2009.

(17)	According to a Schedule 13F filed with the SEC for the quarter ended March 31, 2009, Palo Alto Investors, LLC beneficially owns and has sole voting and dispositive power over 3,881,990 shares.
(18)
According to a Schedule 13F filed with the SEC for the quarter ended March 31, 2009, Icahn Capital LP and its affiliates beneficially own and have sole voting and dispositive power over 2,107,972 shares.

(19)
According to a Schedule 13F filed with the SEC for the quarter ended March 31, 2009, Barclays Global Investors UK Holdings Limited and its affiliates beneficially own and have shared voting and dispositive power over 1,526,634 shares.

(20)
According to a Schedule 13F filed with the SEC for the quarter ended March 31, 2009, The Vanguard Group, Inc. and its affiliates have beneficially own and have sole voting and dispositive power over 1,404,513 shares and have shared voting and dispositive power over 31,126 shares.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of April 24, 2009:

		Weighted	Number of Securities
		Average Exercise	Remaining Available for
	Number of Securities to	Price of	Future Issuance Under
	be Issued Upon	Outstanding	Equity Compensation
	Exercise of Outstanding	Options,	Plans (Excluding
	Options, Warrants and	Warrants and	Securities Reflected in
	Rights	Rights	Column (A))
Plan Category	(A)	(B)	(C)
Equity compensation plans approved by security holders(1)	2,180,994	$22.33	1,236,681
Equity compensation plans not approved by security holders(2)	394,000	$23.57	234,014
Total	2,574,994	$22.52	1,460,695
_________________
(1)
The Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan (“1996 Stock Plan”), the Cyberonics, Inc. Amended and Restated 1997 Stock Plan (“1997 Stock Plan”), the Cyberonics, Inc. 1998 Stock Option Plan (“1988 Stock Plan”), and the Cyberonics, Inc. 2005 Stock Plan (“2005 Stock Plan”) were approved by our Board and became effective in November 1996, November 2000, October 1998, and March 2005, respectively.  Options granted under the 1996 Stock Plan (now expired), the 1997 Stock Plan, , and the 2005 Stock Plan generally vest ratably over four or five years following their date of grant. Options granted under the 1998 Stock Plan (now expired) generally vest seven years from the grant date, but can accelerate based upon the achievement of specific milestones related to regulatory approval and the achievement of company objectives. Option awards have a maximum term of 10 years.  The following table reflects the number of options, warrants, and rights outstanding and the number of shares available for awards under the stock plans as of April 24, 2009:

Stock Plan	Outstanding Options, Warrants and Rights	Shares Available for Future Issuance
1996 Stock Plan	1,111,711	0
1997 Stock Plan	962,339	665,347
1998 Stock Plan	162,568	0
2005 Stock Plan	222,438	571,334

(2)
Rudolph Stand-Alone Stock Option Agreement.  On August 23, 2001, we granted Richard Rudolph a stock option that was not part of any of our other stock plans.  The Rudolph stock option granted him the right to purchase up to 150,000 shares of our Common Stock at a price of $15.56 per share and expires August 23, 2011. The stock option was fully vested and exercisable five years after the grant date.

New Employee Equity Inducement Plan.  The Cyberonics, Inc. New Employee Equity Inducement Plan (the “New Employee Plan”) is a non-stockholder approved plan, which was adopted by our Board of Directors on June 1, 2003. It was subsequently amended by our Board of Directors on April 24, 2007.  The New Employee Plan provides for the granting of unrestricted shares, restricted stock, and stock options to newly hired employees. We have reserved 1,150,000 shares of common stock for issuance under the New Employee Plan.   All option grants will have an exercise price per share of no less than 100% of the fair market value per share of our common stock on the grant date.  Any vesting period and the term of the option, up to ten years, as well as the form of consideration to be paid on exercise, are determined at the time of grant by the Board of Directors or the Compensation Committee.  The terms of any restricted stock grant, including forfeiture terms, are also determined at the time of grant by the Board of Directors or the Compensation Committee.

The following table reflects the number of options, warrants, and rights outstanding and the number of shares available for awards under the stock plans as of April 24, 2009:

Stock Plan	Outstanding Options, Warrants and Rights	Shares Available for Future Issuance
Rudolph Stock Agreement	50,000	0
New Employee Plan	344,000	224,014

LEGAL PROCEEDINGS

Our pending legal proceedings are limited to ordinary routine litigation incidental to our medical device business.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Name	Age	Position
Daniel J. Moore	48	President and Chief Executive Officer
Gregory H. Browne	56	Vice President, Finance and Chief Financial Officer
Milton M. Morris	39	Vice President, Finance and Chief Financial Officer
Bryan D. Olin	42	Vice President, Quality and Interim Vice President, Clinical Affairs
George E. Parker III (1)	47	Vice President, Human Resources
James A. Reinstein	44	Vice President, Sales & Marketing and General Manager, International
Randal L. Simpson	49	Vice President, Operations and Research & Development
David S. Wise	54	Vice President, General Counsel, Human Resources and Secretary

(1)	Mr. Parker resigned on June 1, 2009.

Mr. Moore’s biographical information is set forth under “Items To Be Voted On By Stockholders — Proposal No. 1: Election of Directors — Our Director Nominees.”

Mr. Browne joined us in July 2007 as Vice President, Finance and Chief Financial Officer.  Mr. Browne has served as both Chief Executive Officer and Chief Financial Officer for several publicly traded healthcare companies.  From May 2002 to June 2006, he was Chief Financial Officer at Amedisys, Inc., a home nursing company with revenues in excess of $600.0 million, during a period of substantial growth in revenue, profitability and market capitalization.  From June 2006 to November 2006, Mr. Browne was a private investor, and from November 2006 to July 2007, he was a partner with Tatum, LLC, an executive services company.  Prior to May 2002, he served as Chief Executive Officer for Ramsay Healthcare Inc., a provider of psychiatric services, and Ramsay-HMO, Inc., a health maintenance organization, and also founded and served as President at PeopleWorks, Inc, a human resource outsourcing company.

Dr. Morris joined us in January 2009 as Vice President, Research & Development, from Innerpulse Corporation, a private company developing an implantable defibrillator, where he had been the Director, Program Management & Operations since July 2007.  Prior to Innerpulse, he spent 11 years at Boston Scientific and its predecessor, Guidant Corporation, where he served as Director, Marketing from May 2006 to July 2007, Field Clinical Representative from October 2004 to May 2006, Director, Research & Development from November 2002 to October 2004, and Manager, Research & Development from October 1999 to October 2002.  Dr. Morris received his PhD. in Electrical Engineering from The University of Michigan.

Dr. Olin joined us in May 2009 as Vice President, Quality, after leaving Zeltiq Aesthetics, Inc., a privately held medical technology company in the San Francisco Bay Area, where he had served as Sr. Director, Quality Assurance since October 2007. Prior to Zeltiq Aesthetics, Dr. Olin was employed at the LifeScan and Cordis franchises of Johnson & Johnson from 1999 to 2007, holding several positions of increasing responsibility in quality assurance, statistics, and clinical data management. Dr. Olin began his career with Procter & Gamble in 1993 after obtaining his Ph.D. in Statistics from Iowa State University.  In July 2009, he assumed the role of Interim Vice President, Clinical Affairs.

Mr. Parker joined us in July 2003 as Vice President of Human Resources and resigned on June 1, 2009.  Mr. Parker assumed the role of Interim Chief Operating Officer from November 2006 until August 2007 and Interim Principal Accounting Officer from May 2007 until July 2007.  From August 2007 to August 2008, Mr. Parker also served as General Manager of our Depression Business Unit.  Prior to joining us, he was Vice President, Human Resources at PerkinElmer Instruments from 1999 to 2002.  Mr. Parker has 24 years of human resource management and consulting experience and has worked in a number of industries including medical equipment and pharmaceuticals with experience in building and developing people and organizations to support rapidly growing products and markets in both the U.S. and Europe.  Mr. Parker resigned on June 1, 2009.

Mr. Reinstein joined us in August 2007 as Vice President, Sales & Marketing and General Manager, International after a 17-year career at Boston Scientific Corporation, where he held positions in sales, marketing, and general management in the United States, Europe, Latin America, and Asia. From 2005 through mid 2007, he served as Vice President of Asia with direct leadership of Korea, Taiwan, and Hong Kong.  Prior to that role, he was the Country Director of Boston Scientific de Mexico, where the business experienced compounded annual growth in excess of 30%.  Countries under his leadership were recognized for excellence relative to peer countries in four of his last six years, with Korea being recognized as the top international country in 2006.  Additionally, Mr. Reinstein held senior management positions at several Boston Scientific U.S. and international divisions. Prior to joining Boston Scientific, he spent four years with The Procter & Gamble Company in sales and management roles.

Mr. Simpson joined us in 1998 and served in various manufacturing management positions such as Director, Manufacturing, Director, Materials, and Sr. Director of Operations, until October 2003 when he became Vice President, Operations.  From March 2006 until May 2008, Mr. Simpson was responsible for Quality, and from August 2007 until January 2009, he also assumed responsibility for Research and Development.  From February to May 2009, he again assumed responsibility for Quality.  Prior to joining us, Mr. Simpson was employed by Intermedics, Inc., a manufacturer of implantable medical devices for cardiac rhythm management, including pacemakers and defibrillators, as Manager of Manufacturing.  Mr. Simpson has more than 25 years of manufacturing experience with more than 18 years of experience in the medical device industry.

Mr. Wise joined us in September 2003 as Vice President and General Counsel.  He was appointed our Secretary in November 2003. In June 2009, he also assumed responsibility for our Human Resources Department.  From July 1994 to September 2003, Mr. Wise was employed at Centerpulse USA Inc. (formerly Sulzer Medica USA Inc.), a medical technology company specializing in orthopedic products acquired by Zimmer Holdings, Inc. in 2003.  At Centerpulse he served as Group Vice President and General Counsel from September 1998 to September 2003.  Prior to July 1994, he spent 12 years in private legal practice focused on intellectual property and commercial litigation.  Mr. Wise has more than 27 years of experience in intellectual property, business development, and legal affairs in private practice and in corporate practice in the medical device industry.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding future individual and company performance targets and goals.  These targets and goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance.  We specifically caution investors not to apply these statements to other contexts.

Overview of Our Executive Compensation Program

Our short-term business objective for fiscal 2009 was to generate a positive net income according to U.S. generally accepted accounting principles (“GAAP”) for the full fiscal year.  Achievement of this objective required us to increase our sales and net income in our epilepsy indication and reduce our spending in our depression indication.  Our short-term business objective for fiscal 2010 is to generate a 10% to 20% increase in unit sales for the full fiscal year.  Longer term, our objectives are to generate an operating margin of 25% by fiscal 2011, to establish a foundation in new products for long-term growth, and to grow and expand our business in medical devices for epilepsy.  Our success in achieving our short- and long-term objectives depends, to a significant extent, on our ability to attract, motivate, and retain executive officers with the skills and experience to develop and execute our business strategy.  As a result, we try to provide fair compensation by targeting total executive compensation at competitive market levels and by aligning compensation with objectives that increase stockholder value.

Our overall executive compensation program consists of four primary categories:  (1) a base salary, (2) an annual bonus, (3) a long-term incentive in the form of an annual equity award, and (4) severance and other benefits.  At the beginning of each fiscal year, the Compensation Committee (referred to as the “Committee” for purposes of this Compensation Discussion and Analysis) approves adjustments, if appropriate, to the base salaries, annual bonus performance objectives for the new fiscal year, and equity awards for each executive officer.  At the end of each fiscal year, the Committee evaluates the performance of each executive officer against the performance objectives set at the beginning of the fiscal year and approves the amount of each executive officer’s annual bonus.  The Committee tries to combine the compensation elements for each executive officer in a manner that fairly rewards that officer’s contribution to our company.

Throughout this proxy statement, the individuals who served as our principal executive officer and our principal financial officer during fiscal 2009, as well as the other individuals included in the Summary Compensation Table, are referred to as “Named Executive Officers.”  Our “executive officers” include our Named Executive Officers, as well as other persons serving as our vice presidents, each of whom is identified under “Information About our Executive Officers” above.  The terms of office and positions held by each of our Named Executive Officers are shown in the table below.

Name	Position	Term of Office
Current Officers:
Daniel J. Moore	President and Chief Executive Officer	May 2007 – Current
Gregory H. Browne	Vice President, Finance and Chief Financial Officer	July 2007 – Current
James A. Reinstein	Vice President, Sales & Marketing and General Manager, International	August 2007 – Current
Randal L. Simpson	Vice President, Operations Vice President, Quality Vice President, Research & Development	October 2003 – Current July 2007 – May 2008; February – May 2009 August 2007 – January 2009
David S. Wise	Vice President and General Counsel Secretary Vice President, Human Resources	September 2003 – Current November 2003 – Current June 2009 - Current

Role of the Committee, its Consultant, and Management

On behalf of our Board, the Committee reviews, evaluates, and approves all compensation for our executive officers, including our compensation philosophy, policies, and plans.  Our Chief Executive Officer and our Vice President, Human Resources also play important roles in the executive compensation process; however, all final decisions regarding executive compensation remain with the Committee.  The Committee also obtains compensation data, as it deems appropriate, from an independent compensation consultant engaged directly by the Committee.  During the fourth quarter of fiscal 2009, the Committee engaged the services of Pearl Meyer & Partners, an executive compensation consulting firm that has access to national compensation surveys, as well as our compensation information, to assist the Committee in determining the form and amount of executive compensation.  For additional information regarding the Committee’s processes and procedures for the consideration and determination of executive officer compensation, including the role of the Committee’s consultant and management in the process, see “Corporate Governance — Committees of Our Board — Compensation Committee” above.

Objectives of Our Executive Compensation Program

General

We have developed an executive compensation program that is designed (1) to recruit and retain key executive officers responsible for our success and (2) to motivate management to enhance long-term stockholder value.  To achieve these goals, the Committee’s executive compensation decisions are based on the following principal objectives:

•	providing a competitive compensation package that attracts, motivates, and retains qualified and highly skilled executive officers who are key to our long-term success;
•	rewarding individual performance by ensuring a meaningful link between our operational performance and the total compensation received by our executive officers; and
•	balancing the components of compensation so that short-term (annual) and long-term performance objectives are recognized.

Providing a competitive compensation package that attracts, motivates and retains qualified and highly skilled executive officers who are key to our long-term success.  We have designed multiple pay and reward vehicles that work together to achieve our overall compensation objectives.  These vehicles deliver a competitive package that focuses on rewarding performance and retaining talent.  We use a benchmarking approach, described in more detail below, to set and evaluate the competitiveness of each executive officer’s base salary, annual bonus, and equity compensation.

Rewarding individual performance by ensuring a meaningful link between our operational performance and the total compensation received by our executive officers.  Our executive compensation program is designed so that a substantial portion of an executive officer’s compensation is based on performance – primarily the achievement of financial, team, and individual performance objectives.  The emphasis on overall performance is designed to focus our executive officers, working as a team, on a common purpose and shared performance standards aligned with stockholder interests.  Individual compensation targets and performance objectives are established based on our philosophy that the components of our compensation program should work as an integrated package to deliver above-market pay only for above-market performance.

Balancing the components of compensation so that short-term (annual) and long-term performance objectives are recognized.  Our success depends upon our executive officers focusing on the critical strategic and tactical objectives that lead to company success, which helps to ensure the alignment of our compensation program to the interests of our stockholders.  Therefore, performance objectives have been developed to align executive compensation with our business objectives.  This philosophy cascades throughout our compensation programs for all employees.  The design of the program, the selected performance objectives, and the timing of awards and payouts are all geared to drive business performance and increase stockholder returns.

The Committee has established a number of tools to assist it in ensuring that our executive compensation program supports these objectives and our company culture.  Certain of the tools include competitive benchmarking and tally sheets, both of which are described in more detail below.

Competitive Benchmarking

From time to time, the Committee compares the pay practices for our executive officers against other companies to assist it in the review and comparison of certain elements of compensation for our executive officers.  While we do not think it is appropriate to establish compensation based solely on benchmarking, we believe that the practice of reviewing comparative compensation data is useful for two reasons: (1) our compensation practices must be competitive in the marketplace in order to attract and retain executive officers with the ability and experience necessary to provide leadership and to deliver strong performance to our stockholders; and (2) marketplace information is one of the many factors considered in assessing the reasonableness of our executive compensation program.  Accordingly, the Committee compares the compensation levels for our executive officers with those of comparable companies identified by a compensation consultant.

Fiscal 2008.  In the fourth quarter of fiscal 2007, the Committee engaged a compensation consultant, Pearl Meyer & Partners, to identify a peer group of companies for compensation analysis.  Pearl Meyer & Partners initially identified a pool of 109 potential peer companies within the healthcare equipment and supplies and electromedical apparatus industries with:

•	revenues during the four most recently reported fiscal quarters between $30.0 million and $495.0 million (one-fourth to four times our revenues) as of April 2007, and
•	market capitalization between $120.0 million and $1,850.0 million (one-fourth to four times our market capitalization) as of April 2007.

From the pool of 109 potential peer companies, a peer group of 15 companies was selected based on their similarity to us with respect to three primary criteria:  products and services offered, revenues, and market capitalization.  Accordingly, our peer companies for fiscal 2008 (“2008 Peer Group”) included the following:

Abiomed, Inc.*	Datascope Corp.*	Synovis Life Tech, Inc.
Angiodynamics, Inc.*	Haemonetics Corp.	Thoratec Corp.*
Arrow International, Inc.	Micrus Endovascular Corp.*	VNUS Medial Technologies Corp.*
Arthrocare Corp.*	Possis Medical, Inc.	Wright Medical Group, Inc.*
Cardiac Science Corp.	The Spectranetics Corp.*	Zoll Medical Corp.
_________________
* Indicates companies included among the group of companies we used to benchmark our financial performance in fiscal 2008.

Pearl Meyer & Partners combined the 2008 Peer Group data with compensation data from a broader survey group compiled from multiple sources, which included the 2006 Presidio Pay Advisors’ Executive Compensation in the Biopharmaceutical Industry survey and one confidential source.  The companies contained in the Presidio Pay Advisors’ survey historically have higher compensation than medical device companies.  Accordingly, Pearl Meyer & Partners discounted the Presidio data and combined it with the 2008 Peer Group data to produce a composite index for purposes of comparing our compensation data (the “2008 Composite Survey”).

Because data from the 2008 Peer Group included only three instances in which the company hired a new chief executive officer from outside the company, Pearl Meyer & Partners expanded the 2008 Peer Group to include all companies in our Global Industry Classification Standard Code:  351010 (Health Care Equipment & Supplies).  This resulted in compensation data on 15 chief executive officers hired from outside the company (the “2008 CEO Survey”).  In addition, the Committee requested compensation data for a peer group of seven medical technology companies (Aspect Medical Systems Inc., Biosite Inc., Cytyc Corp., Ev3 Inc., Integra Lifesciences Holdings Corp., Medical Action Industries Inc., and Merit Medical Systems Inc.) with revenues between $90.0 million and $600.0 million (the “Alternative 2008 Survey”).  The Committee used compensation data from the 2008 CEO Survey and Alternative 2008 Survey to benchmark the base salary, target annual bonus, sign-on bonus, and equity compensation offered to our Chief Executive Officer.

Fiscal 2009.  The Committee decided not to engage a compensation consultant to assist in its compensation decisions at the end of fiscal 2008 and outset of fiscal 2009.  Instead, the Committee adjusted the 2008 Composite Survey data and 2008 CEO Survey data by a positive 4.14% to account for estimated increases in the compensation of executive officers in the 2008 data (the “Adjusted 2008 Composite Survey,” “Adjusted 2008 CEO Survey,” and “Adjusted 2008 Alternative Survey”).  The amount of the adjustment was determined by taking the average of three sources for the estimated increase in executive compensation during calendar year 2008 as shown below.

Compensation Survey Source	Estimated 2008 Increase
Culpepper and Associates, Inc.	4.10%
SIRS Benchmark Survey	4.43%
Society for Human Resource Management	3.90%
Average	4.14%

Fiscal 2010.  During the fourth quarter of fiscal 2009, the Committee again engaged Pearl Meyer & Partners to identify an appropriate peer group of companies (the “2010 Peer Group”) for compensation analysis.  Pearl Meyer commenced the process by reviewing the 2008 Peer Group for continued appropriateness for compensation analysis, applying the following parameters (“Selection Parameters”):

•	similarity of products or services to our products and services;
•	annual revenue between $45 million and $415 million (approximately one-third to three times our annual revenue); and
•	market capitalization between $90 million and $1,470 million (approximately one-fourth to four times our market capitalization).

As a result of this review, Pearl Meyer & Partners excluded four 2008 Peer Group companies from the 2010 Peer Group.

Company	Reason for Exclusion

Arrow International, Inc.	Acquired by Teleflex Incorporated
Arthrocare Corporation	Currently in the process of restating financials; trading status reduced to Pink Sheets
Datascope Corporation	Acquired by Getinge AB
Possis Medical, Inc.	Acquired by Bayer AG’s Medrad, Inc. subsidiary

Pearl Meyer & Partners next considered supplementing the 11 companies remaining in the 2010 Peer Group with additional companies by reviewing the following 18 companies we use for benchmarking compensation for our non-executive employees:

Acusphere, Inc.	Enzon Pharmaceuticals, Inc.	NxStage Medical, Inc.
Advanced Health Media, LLC	Exactech, Inc.	Omron Healthcare
Advanced Medical Optics, Inc.	Haemonetics Corporation	Smiths Medical MD Inc.
Conceptus Incorporated	Hansen Medical, Inc.	Thoratec Corporation
Cutera, Inc.	Integra LifeSciences Corporation	Vascular Solutions, Inc.
Draeger Medical, Inc.	Kinetic Concepts, Inc.	Vertex Pharmaceuticals Incorporated

Of the 18 companies, two (Haemonetics Corporation and Thoratec Corporation) were already included in the 2010 Peer Group.  Applying the Selection Parameters, Pearl Meyer identified three additional companies for inclusion in the 2010 Peer Group:  Conceptus Incorporated; Exactech, Inc.; and NxStage Medical, Inc.

Pearl Meyer & Partners concluded that the addition of three companies for a total of 14 companies in the 2010 Peer Group was sufficient for compensation comparisons, but also considered a broader pool of companies for potential inclusion.  The broader pool included 161 companies falling within the following codes in the Global Industry Classification System:

•	35101010 Health Care Equipment (66 companies);
•	35101020 Health Care Supplies (18 companies);
•	35201010 Biotechnology (46 companies); and
•	35201201 Pharmaceuticals (31 companies).

Pearl Meyer & Partners also considered for the broader pool publicly-traded companies identified by Hoover’s, Inc. as being our competitors and companies identifying us as a competitor in their SEC reports, but no additional companies were identified in these searches.

To be considered for inclusion in the 2010 Peer Group, a company had to meet at least two of the three Selection Parameters.  Pearl Meyer & Partners also considered to a lesser extent each company’s market capitalization to revenue ratio, one-year sales growth, three-year sales growth, and number of employees.  Using this process, Pearl Meyer & Partners identified two additional companies for inclusion in the peer group (ATS Medical, Inc. and Endologix, Inc.), but decided not to include them in the peer group at this time.  Both have revenues in the lower end of the considered revenue range, which is already adequately represented in the peer group.

The 2010 Peer Group selected by Pearl Meyer & Partners for use in benchmarking our executive officers’ compensation included the following companies:

Abiomed, Inc.*	Haemonetics Corporation	Thoratec Corporation
AngioDynamics, Inc.*	Micrus Endovascular Corporation	VNUS Medical Technologies, Inc.*
Cardiac Science Corporation	NxStage Medical, Inc.	Wright Medical Group, Inc.*
Conceptus Incorporated*	The Spectranetics Corporation	ZOLL Medical Corporation
Exactech, Inc.*	Synovis Life Technologies, Inc.
_________________
* Indicates companies included among the group of companies we use to benchmark our financial performance in fiscal 2010.

Pearl Meyer & Partners also collected compensation data from two other sources (the “Survey Group” data): (1) SIRS 2008 Executive Compensation Survey (obtained by the company), consisting of a custom cut of 14 medical device firms, three pharmaceutical firms, and one biotechnology firm, and (2) a confidential source, consisting of a broader group of medical device, pharmaceutical, and biotechnology firms employing the appropriate revenue, industry, and executive role perspectives.  Pearl Meyer & Partners then averaged the 2010 Peer Group data with the Survey Group data to obtain a set of composite data (the “2010 Composite Survey” for benchmarking executive compensation.

The Committee used the 2010 Composite Survey to benchmark (1) base salary, (2) target total cash compensation (current base salary plus target annual bonus), (3) actual total cash compensation (current base salary plus last actual paid bonus), (4) actual equity compensation (Black-Scholes value of stock options and fair market value of shares awarded) and (5) actual total direct compensation (actual total cash compensation plus actual equity compensation) for each of our executive officers, other than our Chief Executive Officer.

Tally Sheets

The Committee instituted the practice of using tally sheets when reviewing the compensation packages for our executive officers commencing with compensation decisions made at the end of fiscal 2008. The tally sheets provide a summary of base salary, annual bonus, and equity awards over the preceding five years, as well as estimated payouts under each executive officer’s severance agreement in the event of employment termination following a change in control, and under each executive officer’s employment agreement in two employment termination scenarios: (1) with cause and (2) without cause.

The tally sheets provide both a snapshot of current compensation opportunities and benefits and a quantification of payments and other value an executive officer would receive in various termination-of-employment scenarios. As such, they enable the Committee to see and evaluate the full range of each executive officer’s compensation, understand the magnitude of potential payouts as a result of change in control and other events resulting in termination of employment, and consider changes to our compensation program, arrangements, and plans in light of “best practices” and emerging trends. The Committee considers the information provided through the tally sheets, along with company and individual executive officer performance, internal pay equity, and benchmarking data in making its compensation decisions.

Elements of Our Fiscal 2010 Executive Compensation Program

Our executive compensation program consists of the following:

Base Salaries

We provide our executive officers and other employees with an annual base salary to compensate them for services rendered during the year.  In addition to insuring that base salary levels are competitive with the market through the use of appropriate benchmarking data, we seek to maintain internal pay equity in the base salaries of our executive officers by aligning the salary for each position relative to salaries for other positions so that it accurately reflects each executive officer’s skills, responsibilities, experiences, and contributions to our company.  In addition to these overarching considerations, annual salary adjustments are also based on many individual factors, including:

•	the responsibilities of the executive officer, including recent changes in those responsibilities;
•	the scope, level of expertise, and experience required for the executive officer’s position;
•	the strategic impact of the executive officer’s position; and
•	the demonstrated individual performance and potential future contribution of the executive officer.

In addition to the individual factors listed above, the Committee considers our overall business performance, such as our earnings per share and annual revenues.  While these factors generally provide context for making salary decisions, base salary decisions do not depend on the attainment of specific goals or performance levels.  The Committee reviews base salaries at the beginning of the fiscal year, but does not necessarily adjust base salaries if the Committee believes that, in light of the foregoing considerations, no adjustment is appropriate at the time.

Fiscal 2009.  Our philosophy is to target base salaries at approximately the 50th percentile of salaries in the peer group.  Executive officers whose individual performance consistently exceeds expectations can be rewarded with a base salary in the range between the 55th and 70th percentile.  Executive officers whose individual performance is consistently outstanding can be rewarded with a base salary at the 75th percentile.  This approach insures that the base salary for our executive officers is competitive and allows the flexibility to provide a base salary higher than the 50th percentile in appropriate circumstances.

The Committee made the following adjustments to the base salaries of our Named Executive Officers during the first quarter of fiscal 2009:

Executive Officer	Former Base Salary ($)	New Base Salary ($)	Percentage Increase (%)	Percentile from Adjusted 2008 Composite Survey

Daniel J. Moore	450,000	480,000	6.67	(1)
Gregory H. Browne	265,000	278,250	5.00	60th
James A. Reinstein	290,000	300,150	3.50	(2)
Randal L. Simpson	220,000	240,000	9.09	70th
David S. Wise	240,000	255,000	6.25	75th
_________________
(1)
The Adjusted 2008 Composite Survey, consisting of Peer Group benchmarks and other data, does not include compensation data for the position of Chief Executive Officer.  Mr. Moore’s fiscal 2009 base salary is above the 75th percentile in the Adjusted 2008 CEO Survey and below the 50th percentile in the Adjusted 2008 Alternative Survey.

(2)
The Adjusted 2008 Composite Survey does not include compensation data for the position of Vice President, Sales and Marketing and General Manager, International.  Mr. Reinstein’s fiscal 2009 base salary is above the 75th percentile for a Vice President, Marketing and below the 50th percentile for a Chief Operating Officer in the Adjusted 2008 Composite Survey.

Daniel J. Moore.  The Committee decided to increase Mr. Moore’s base salary from $450,000 to $480,000 in recognition of his leadership of our company through a turnaround that positioned us for profitability in fiscal 2009.  Our net loss decreased from $51.1 million in fiscal 2007 to $10.3 million in fiscal 2008, even though our sales declined from $131.0 million in fiscal 2007 to $121.2 million in fiscal 2008 due to our inability to obtain reimbursement for the depression indication.  We achieved operating profits in each of the final two quarters of fiscal 2008.

Gregory H. Browne.  The Committee determined that Mr. Browne played a key role in planning and executing our financial turnaround and rewarded that performance with a five percent increase in his base salary, moving him from the 55th to the 60th percentile in the Adjusted Composite Survey.

Randal L. Simpson.  The Committee decided to increase Mr. Simpson’s base salary to $240,000, restoring a pay cut he accepted in February 2006 until we were profitable as a company.

David S. Wise.  The Committee decided to increase Mr. Wise’s base salary to $255,000, restoring a pay cut he accepted in February 2006 until we were profitable as a company.

Discretionary Cash Bonuses

The Committee occasionally awards discretionary cash bonuses to our executive officers for outstanding performance.  In fiscal 2009, the Committee did not award any discretionary cash bonuses to a Named Executive Officer.

Annual Executive Bonus Program

The purpose of our annual executive bonus program is to motivate our executive officers to achieve, and reward the accomplishment of, our annual company, executive team, and individual performance objectives.

Overview of Fiscal 2009 Executive Bonus Program.  Our Chief Executive Officer’s employment agreement provides for a target annual bonus amount equal to 75% of his base salary, which ranks between the 50th and 75th percentiles in the Adjusted 2008 CEO Survey.  The employment agreements of our other Named Executive Officers provide for a target annual bonus amount equal to 50% of their base salaries, which results in target annual bonus amounts above the 75th percentile in the Adjusted 2008 Composite Survey.  Coupled with appropriate performance objectives, as described below, we believe that these target annual bonus amounts provide a strong incentive for our executive officers to achieve the performance objectives and increase stockholder value.

Performance Objectives.  The Committee’s process for determining annual bonuses starts with the extent of achievement of the following performance objectives:

•	achievement of an annual revenue plan target of $137,343,000 (which accounts for 25% of the target annual bonus amount);
•	achievement of a net income plan target of $8,771,000 (which accounts for 25% of the target annual bonus amount);
•
achievement of performance objectives common to the executive management team (the “Team Objectives”) (which accounts for 50% of the target bonus amount for Mr. Moore and 25% of the target annual bonus amount for executive officers other than Mr. Moore); and

•	achievement of individual performance objectives approved by the Chief Executive Officer (which accounts for 25% of the target annual bonus amount for executive officers other than Mr. Moore).

We selected revenue and net income plan targets as the most appropriate objectives on which to base the bonus plan because they are financial metrics that are widely used by investors and analysts to evaluate our corporate performance.  In addition, each executive officer can contribute directly and indirectly to both objectives, and bonuses are paid only to the extent that revenue and net income plans, from which bonuses are funded, are met.  These targets were considered quite challenging at the time of their adoption.  During fiscal 2008, our revenues declined by 7.4% to $121.2 million.  The fiscal 2009 revenue plan target required us to grow our revenues by 13.3% to record high revenue for our company of $137.3 million.  In fiscal 2008, we incurred a net loss of $10.3 million.  The fiscal 2009 net income plan target required us to achieve a record high net income of $8.8 million.

We selected Team Objectives that would enhance the short- and long-term growth of our business.  These include specific, objectively ascertainable performance objectives around five subjects:

•	achieving a gross margin target of 84% in fiscal 2009;
•	achieving growth targets for unit sales in the United States (7%), internationally (15%), and in total (10%);
•
completing projects around our corporate vision and strategy, including Quality System improvements and plans for strategic business growth, research and development activities, and international expansion;

•
completing projects around new business development, including winding up our Depression Business Unit, evaluating other opportunities for expansion of our business, and attempting to out-license certain non-core indications for VNS Therapy; and

•
completing projects around team development, including leadership for our Quality, Clinical, and Research & Development Departments, employee morale improvement, talent review, and performance differentiation.

For each executive officer, other than our Chief Executive Officer, we selected individual performance objectives around the Team Objectives.  These included specific, objectively ascertainable performance objectives that supported the Team Objectives.  For example, Mr. Reinstein, our Vice President, Sales and Marketing and General Manager, International, had individual performance goals related to specific financial results, growth of our epilepsy business, adherence by our international employees to our Quality System, improvements to our external reputation, and improvements to our sales and marketing teams.  Each of our other executive officers had different individual performance objectives tailored to his individual responsibilities and supportive of the Team Objectives.

Bonus Funding.  The Committee determined that all executive officer bonuses will be paid from a bonus pool according to the following guidelines:

•
Individual bonuses may range from 0% to 200% of an executive officer’s target bonus amount, giving each executive officer the opportunity to underachieve or overachieve to the extent of his or her target bonus amount.

•	The sum of the bonuses actually paid to all executive officers may be less than, but cannot exceed, the amount in the bonus pool.
•
The bonus pool is funded based on the extent of achievement of company and individual performance objectives.  Thus, the amount accumulated in the bonus pool is equal to each executive officer’s target bonus amount multiplied by that executive officer’s percentage achievement of all performance objectives.

•	The Committee retains full discretion to disregard the guidelines and award annual bonuses in any amount or not award them at all.

For a discussion of the process followed by the Committee to fund the bonus pool, see the discussion below at “Executive Compensation — Summary Compensation — Non-Equity Incentive Plan Compensation (Column G).”

Bonus Determinations.  After the end of fiscal 2009, our Chief Executive Officer prepared a written report describing his recommendations to the Committee for bonus amounts for each executive officer, including spreadsheets reflecting the bonus pool amounts funded.  Our Chief Executive Officer also prepared a written self-evaluation of his performance for the Committee.  In addition, the Committee received tally sheets reflecting current and historical summaries of all forms of compensation received by each executive officer.  Based on this information, the Committee awarded the following annual bonus amounts for fiscal 2009:

Named Executive Officer	Target Amount of 2009 Annual Bonus (1) ($)	Final 2009 Annual Bonus Amounts ($)	Percent of Target Bonus Amount (%)
Daniel J. Moore	360,000	425,000	118
Gregory H. Browne	139,125	173,739	125
James A. Reinstein	150,075	197,244	131
Randal L. Simpson	120,000	145,632	121
David S. Wise	127,500	160,911	126
_________________
(1)	For Mr. Moore, the target bonus amount is 75% of his base salary. For all other executive officers, the target bonus amount is 50% of their base salary.

Daniel J. Moore.  Mr. Moore led our company to record net sales and earnings in fiscal 2009, completing a major turnaround from the declining sales and lost earnings that preceded his two-year tenure.  Taking into account our outstanding financial performance and the amount of overachievement ($6,955,000) of our net income plan overachievement, the Committee exercised its discretion to increase Mr. Moore’s annual bonus amount by $18,344 over the amount determined according to achievement of performance objectives under the Fiscal 2009 Executive Bonus Program.

Gregory H. Browne.  Mr. Browne overachieved on his objectives to control expenses, contributing significantly to our turnaround on profitability.  Mr. Browne also reduced our debt, bringing it into alignment with our cash.  The Committee exercised its discretion to increase Mr. Browne’s annual bonus amount by $17,391 over the amount determined according to achievement of performance objectives under the Fiscal 2009 Executive Bonus Program.

James A. Reinstein.  Mr. Reinstein fulfilled the turnaround by overachieving the revenue plan target amount.  The Committee exercised its discretion to increase Mr. Reinstein’s annual bonus amount by $26,263 over the amount determined according to achievement of performance objectives under the Fiscal 2009 Executive Bonus Program.

Randal L. Simpson.  Mr. Simpson assumed responsibility for our Quality for a portion of fiscal 2009 and led our Manufacturing Department to achievement of a gross profit margin of 86%.  The Committee exercised its discretion to increase Mr. Simpson’s annual bonus amount by $9,000 over the amount determined according to achievement of performance objectives under the Fiscal 2009 Executive Bonus Program.

David S. Wise.  Mr. Wise successfully concluded our securities class action lawsuit and negotiated, drafted, and closed a number of collaborations during fiscal 2009.  The Committee exercised its discretion to increase Mr. Wise’s annual bonus amount by $15,938 over the amount determined according to achievement of performance objectives under the Fiscal 2009 Executive Bonus Program.

Equity Awards

Our equity awards program is designed to give our executive officers a longer-term stake in our company, act as a long-term retention tool, and align employee and stockholder interests by increasing compensation as stockholder value increases.  In addition, the Committee occasionally grants equity awards in recognition of outstanding service to our company. The Committee believes that long-term incentive equity awards should be a mixture of restricted stock and options, giving our executive officers the benefits of both forms of incentive compensation.  The Committee selected the executive officers’ annual base salaries as the target value for their fiscal 2009 equity awards and considered awards of restricted stock and options in that target amount on the annual grant date, subject to the Committee’s discretion to increase the award based on past and anticipated future performance or to decrease the award based on past performance or in connection with considerations pertaining to the Board’s stock ownership guidelines, as described below under “Other Matters — Stock Ownership Guidelines and Hedging Prohibitions.”

Because equity awards are intended to facilitate retention, the restrictions relating to the awards typically lapse over a period of years or upon the achievement of certain performance objectives, and unvested shares are forfeited upon termination of employment or failure to achieve the performance objectives, except as otherwise provided in an employment agreement or severance agreement.

On June 16, 2008, the Committee approved the equity awards listed in the table below. The Committee decided to award approximately 50% of the grant date value of each award in restricted stock and 50% of the grant date value in stock options.  Restricted stock retains value even if the price of our common stock declines after the grant date, while stock options offer the potential for a greater gain if the stock price rises.  The Committee awarded three shares subject to an option for every restricted share based on the assumption that the Black Scholes value of a stock option was approximately one-third of the value of a restricted share on the grant date.  The stock option awards vest at the rate of 25% on each of the first four anniversaries of the grant date, and restricted stock awards vest in full on the third anniversary of the grant date.

Named Executive Officer	Approximate Grant Date Value ($)	Option Shares Granted for Fiscal 2009 (#)	Shares of Restricted Stock Granted for Fiscal 2009 (#)	Adjusted 2008 Composite Survey (percentile)
Daniel J. Moore	970,000	75,000	25,000	(1)
Gregory H. Browne	335,000	25,914	8,638	60th – 65th
James A. Reinstein	305,000	23,595	7,865	(2)
Randal L. Simpson	240,000	18,567	6,189	55th – 60th
David S. Wise	275,000	21,273	7,091	> 75th

(1)
The Adjusted 2008 Composite Survey does not include compensation data for the position of Chief Executive Officer.  The approximate grant date value of Mr. Moore’s long-term incentive award is below the 25th percentile in the Adjusted 2008 CEO Survey and the Adjusted 2008 Alternative Survey.

(2)
The Adjusted 2008 Composite Survey does not include compensation data for the position of Vice President, Sales & Marketing and General Manager, International.  Mr. Reinstein’s long-term incentive award is at the 65th percentile for a Vice President, Marketing and below the 30th percentile for a Chief Operating Officer in the Adjusted 2008 Composite Survey.

Daniel J. Moore.  Based on our company’s substantial improvements during Mr. Moore’s first year on the job, the Committee selected a value intended to encourage Mr. Moore to remain employed with us.

Gregory H. Browne.  Based on the expected value of Mr. Browne’s continuing contributions, the Committee chose to increase the value of Mr. Browne’s award by 20% over his fiscal 2009 annual base salary to encourage his retention.

James A. Reinstein.  The value of Mr. Reinstein’s award was approximately in the amount of his fiscal 2009 annual base salary.

Randal L. Simpson.  The value of Mr. Simpson’s award was in the amount of his fiscal 2009 annual base salary.

David S. Wise.  The Committee chose to increase the value of Mr. Wise’s award by 8% over his fiscal 2009 annual base salary to encourage his retention.

Severance Benefits

Change in Control Benefits.  An acquisition in our industry can take six months or more to complete, and during that time it is critical that we have stability in our leadership.  If we are in the process of being acquired, our executive officers may have concerns about their employment with the acquiring company.  Accordingly, we have provided each of our executive officers with change in control benefits so that our executive officers can focus on our business without the distraction of searching for new employment. The change-in-control benefits for each executive officer (other than Mr. Moore) are set forth in separate severance agreements for each executive officer.  The severance agreements are discussed below in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) (Column E) — Change in Control Arrangements with Our Other Named Executive Officers.”  Mr. Moore’s change in control benefits are covered in his employment agreement, which is discussed below in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) (Column E) — Change in Control Arrangement with Mr. Moore.”

Other Termination Payments. Our offices in southeast Texas are located relatively distant from locales with large clusters of medical device companies from which we recruit talented executive officers.  As a consequence, we find it helpful to offer a termination benefit as an incentive for our executive officers to relocate.  As of the end of fiscal 2009, each of our executive officers (other than Mr. Moore) has an employment agreement with the same termination benefit, as described below in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Without Cause (Column H) — Severance Arrangements with Our Other Named Executive Officers.”  Mr. Moore’s Employment Agreement also includes a termination benefit, as described below in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Without Cause (Column H) — Severance Arrangement with Mr. Moore.”

Equity-Based Plans.  The terms of our equity incentive plans provide for accelerated vesting of any unvested grants of stock options upon the executive officer’s death or disability (as defined in the plans) or upon a change in control of our company (as defined in the plans).  Our agreements awarding restricted stock to directors, executive officers, and employees include similar benefits in the case of death or change in control, but not disability.  The Committee believes that provisions of this nature are necessary for us to offer competitive compensation and attract the talent required to build a successful business.

Other Benefits

In addition to base salaries, annual bonuses, equity awards, and severance benefits, we provide other forms of compensation.  Except as otherwise indicated, these benefits are available to all employees, including our executive officers, and are offered for the purpose of providing competitive compensation and benefits to attract new employees and to secure the continued employment of current employees.

•
401(k) Savings Plan.  We have a defined contribution profit sharing (401(k)) plan, the Cyberonics 401(k) Retirement Plan, which is designed to assist our executive officers and employees in providing for their retirement.  We match the contributions of our employees to the plan, in cash, at the rate of 50% of up to 6% of an employee’s wages or salary.  Our matching contribution vests 20% per year for the first five years of a participant’s employment.  An employee who commences participation after the fifth year of employment will be fully vested in our matching contribution.

•
Health and Welfare Benefits.  Our employees, including our executive officers, are eligible to participate in medical, dental, vision, disability insurance, life insurance, and flexible healthcare and dependant care spending accounts to meet their health and welfare needs.  These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees.  This is a fixed component of compensation, and the benefits are provided on a non-discriminatory basis to all employees.

•
Perquisites and Other Personal Benefits.  We believe that the total mix of compensation and benefits provided to our executive officers is competitive and for that reason, we provide only limited other personal benefits, such as group term life insurance.  In addition, we reimburse our newly hired employees, including our executive officers, for their expenses related to relocation to Houston, Texas, including travel expenses related to a search for housing, moving expenses, and closing costs related to selling a residence.  See “Executive Compensation — Summary Compensation — All Other Compensation (Column H)” for the amounts paid as perquisite and other personal benefits during fiscal 2009.

Our Fiscal 2010 Executive Compensation Program

At the Committee’s quarterly meeting conducted in June 2009, the Committee adjusted the salaries of some of our executive officers, approved the Fiscal 2010 Executive Bonus Program, and approved equity awards for fiscal 2010.

Fiscal 2010 Base Salaries.

Our philosophy is to target base salaries at approximately the 50th percentile of salaries in the 2010 Composite Survey.  Executive officers whose individual performance consistently exceeds expectations can be rewarded with a base salary in the range between the 55th and 70th percentile.  Executive officers whose individual performance is consistently outstanding can be rewarded with a base salary at the 75th percentile.  This approach insures that the base salary for our executive officers is competitive and allows the flexibility to provide a base salary higher than the 50th percentile in appropriate circumstances.

The Committee made the following adjustments to the base salaries of our Named Executive Officers for fiscal 2010:

Executive Officer	Former Base Salary ($)	New Base Salary ($)	Percentage Increase (%)	2010 Composite Survey (percentile)

Daniel J. Moore	480,000	505,000	5.2	65th – 70th
Gregory H. Browne	278,250	295,000	6.0	50th
James A. Reinstein	300,150	312,150	4.0	(1)
Randal L. Simpson	240,000	245,000	2.1	50th
David S. Wise	255,000	270,000	5.9	50th – 55th

_________________
(1)
The 2010 Composite Survey does not include compensation data for the position of Vice President, Sales & Marketing and General Manager, International.  Mr. Reinstein’s fiscal 2010 annual base salary is at the 65th percentile for a Vice President, Marketing and below the 30th percentile for a Chief Operating Officer in the Adjusted 2008 Composite Survey.

Fiscal 2010 Executive Bonus Program.

The Fiscal 2010 Executive Bonus Program will be the same as the Fiscal 2009 Executive Bonus Program with the following exceptions:

•	The performance objectives will include a new annual revenue plan target and an operating income plan target, new Team Objectives, and new individual performance objectives.
•
The sum of bonuses actually paid to all executive officers may be less than, but ordinarily should not exceed, the amount in the bonus pool, unless the Compensation Committee, in its discretion, determines otherwise.

Fiscal 2010 Equity Awards.

In June 2009, the Committee considered long-term incentive compensation in the form of equity awards for our executive officers.  For its fiscal 2010 awards, the Committee adopted the philosophy that annual equity awards typically should have a grant date value in the range of 1.0 to 1.5 times the executive officer’s annual base salary.  According to the 2010 Composite Survey, an equity award value equal to an executive officer’s annual base salary approximates the 50th percentile for most positions, and an equity award value equal to 1.5 times an executive officer’s annual base salary is less than the 75th percentile for most positions.

For fiscal 2010, the Committee awarded approximately one-half of the value of each award in shares of restricted stock, all of which vests on the third anniversary of the grant date, and one-half of the value in stock options, which vest at the rate of 25% on each of the first four anniversaries of the grant date.  By splitting the awards between restricted stock and stock options, the Committee sought to balance the stability of immediate value upon vesting of restricted stock with the potential for greater value from stock options with substantial increases in the stock price.  Because the compensation expense recognized by the Company for a share of restricted stock on the grant date was approximately two times the expense recognized for a stock option, the Committee awarded two stock options for each share of restricted stock.

In determining the value to be awarded each executive officer, the Committee considered the demonstrated individual performance of each executive officer and the extent to which an executive officer is considered to be a key contributor to the future success of the Company.  Based on these considerations, the Committee approved the following annual equity awards to the named executive officers:

Named Executive Officer	Approximate Grant Date Value ($)	Option Shares Granted for Fiscal 2010 (#)	Shares of Restricted Stock Granted for Fiscal 2010 (#)
Daniel J. Moore	600,000	40,760	20,380
Gregory H. Browne	333,900	22,682	11,341
James A. Reinstein	375,188	25,488	12,744
Randal L. Simpson	240,000	16,304	8,152
David S. Wise	306,000	20,788	10,394

The Committee believes that the Company has assembled an outstanding team of executive officers and wishes to insure that key executive officers, those whose departure from the Company would create the most risk to the Company’s ability to realize its vision, are adequately incentivized to continue their employment with the Company.  Accordingly, in the fourth quarter of fiscal 2009, the Committee reviewed all prior equity awards to each executive officer and considered the extent to which these awards foster retention of the executive officer.  For purposes of this analysis, the Committee calculated the total value of all unvested awards of restricted stock and all unexercised stock options, both vested and unvested, at a stock price of $25.00 per share, a premium of at least 65% over the then current trading range of the Company’s stock.  The Committee then established for key executive officers a minimum value that it considered reasonably likely to be sufficient to retain the executive officer and determined the additional number of shares of restricted stock, valued at $25.00 per share, to achieve that retentive value.  Based on this analysis, the Committee approved the following awards of restricted stock, all of which will vest on the third anniversary of the grant date, to certain named executive officers:

Named Executive Officer	Approximate Grant Date Value ($)	Shares of Restricted Stock Granted (#)
Daniel J. Moore	677,120	46,000
Gregory H. Browne	582,132	39,547
James A. Reinstein	542,285	36,840
David S. Wise	629,972	42,797

The Committee did not approve any awards of restricted stock for fiscal 2010 to any named executive officers other than those shown in the tables above.

Other Matters

Stock Ownership Guidelines and Hedging Prohibition

Our Board adopted stock ownership guidelines for our directors and executive officers in February 2008.  At the end of a five-year phase-in period and on the last day of each fiscal year thereafter, the market value of our equity held by an executive officer or director is encouraged to be at least:

•	Five times the base salary for the Chief Executive Officer;
•	Three times the base salary for all executive officers, other than the Chief Executive Officer; and
•	Five times the annual cash retainer for all non-employee directors.

Equity ownership used to determine the market value held by an individual includes our common stock, one-half of unvested restricted shares of our common stock and the value of vested but unexercised stock options (stock market value minus exercise price minus estimated tax expense at 30%).

In the alternative, an individual will be in compliance with the guidelines by holding a number of shares of our common stock equal to the sum of:

•	50% of all restricted shares granted to the individual in the preceding fiscal year; and
•	50% of all stock options exercised in the preceding fiscal year.

Compliance with our stock ownership guidelines is voluntary; however, an individual’s failure to comply with the guidelines is a factor that may be considered by the Committee in connection with the award of future equity awards to the individual.

Our Insider Trading Policy prohibits our executive officers from entering into certain types of derivative transactions related to our common stock.  We will continue periodically to review best practices and to re-evaluate our position with respect to hedging prohibitions.

Tax Deductions for Executive Compensation

Section 162(m) of the Internal Revenue Code (“Code”) limits the deductibility of compensation in excess of $1,000,000 paid to our principal executive officer, our principal financial officer or any of the three other most highly compensated executive officers, unless the compensation qualifies as “performance-based compensation.”  In order to be deemed performance-based compensation, the compensation must be based, among other things, on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders.  Our Board has not yet adopted a policy with respect to the limitation under Section 162(m).

Accounting Treatment of Executive Compensation Decisions

We account for stock-based awards based on their grant date fair value, as determined under Statement of Financial Accounting Standards Board No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)”).  Compensation expense for these awards, to the extent such awards are expected to vest, is recognized on a straight-line basis over the requisite service period of the award (or to an employee’s eligible retirement date, if earlier).  If the award is subject to a performance condition, however, the cost will vary based on our estimate of the number of shares that ultimately will vest over the requisite service or other period over which the performance condition is expected to be achieved.

In connection with its approval of stock-based awards, the Committee is cognizant of and sensitive to the impact of such awards on stockholder dilution.  The Committee also endeavors to avoid stock-based awards made subject to a market condition, which may result in an expense that must be marked to market on a quarterly basis.  The accounting treatment for stock-based awards does not otherwise impact the Committee’s compensation decisions.

Equity Awards – Historical Practices and New Policy

In November 2006, our Board adopted a policy regarding equity awards to facilitate the establishment of appropriate processes, procedures, and controls in connection with the administration of equity-based incentive plans.  The Equity Incentives Grant Policy, which was amended in May 2007 and again in August 2007 to further strengthen our controls, requires that the Committee approve all equity incentive awards, other than awards to our Board, on the effective date of the grant.  In addition, the policy establishes one predefined date during each fiscal quarter when equity incentive awards may be made by the Committee.  Awards to Board members may be made only on the predefined grant date in the first fiscal quarter.  Awards provided in an employment agreement, which typically are deemed to have been granted once the Committee approves the terms of the award and the employee executes the agreement and commences employment, represent an exception.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, it has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal year ended April 24, 2009.

Respectfully submitted by the Compensation Committee of the Board of Directors of Cyberonics, Inc.

Arthur L. Rosenthal, Ph.D. (Chairman)
Alan J. Olsen
Michael J. Strauss, M.D., M.P.H.

EXECUTIVE COMPENSATION

Summary Compensation

The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities.  Please see “Information about our Executive Officers” and “Compensation Discussion and Analysis — Overview of Our Executive Compensation Program” for a list of our current executive officers, including our Named Executive Officers.

Summary Compensation Table for Year Ended April 24, 2009

A Name and Principal Position	B Year	C Salary ($)	D Bonus ($)	E Stock Awards ($)	F Option Awards ($)	G Non-Equity Incentive Plan Compensation ($)	H All Other Compensation ($)	I Total ($)

Daniel J. Moore President and Chief Executive Officer	2009	474,808	—	1,580,351	202,462	425,000	12,364	2,694,985
	2008	448,269	—	1,677,922	—	450,000	87,841	2,664,032

Gregory H. Browne Vice President, Finance and Chief Financial Officer	2009	275,957	—	399,018	69,952	173,739	4,989	923,654
	2008	214,039	—	254,816	—	136,746	5,046	610,647

James A. Reinstein Vice President, Sales & Marketing and General Manager, International	2009	298,393	—	582,595	63,681	197,244	137,125	1,279,038
	2008	215,269	—	379,058	—	137,600	99,894	831,821

Randal L. Simpson Vice President, Operations and R&D	2009	236,538	6,631	158,338	276,760	145,632	4,985	828,884
	2008	220,000	74,690	114,263	435,860	126,113	7,030	977,956
	2007	216,000	28,936	73,178	488,585	106,936	8,227	921,861

David S. Wise Vice President, General Counsel and Secretary	2009	252,404	—	198,579	383,197	160,911	6,243	1,001,335
	2008	240,000	—	144,194	722,802	157,263	3,293	1,267,552
	2007	229,500	50,500	75,670	722,824	63,800	9,398	1,151,692

Salary (Column C)

The amounts reported in Column C represent base salaries paid to each of the Named Executive Officers for the listed fiscal year.  Each of our current Named Executive Officers has entered into an employment agreement that provides for payment of the executive officer’s base salary.

Employment Arrangement with Daniel J. Moore.

On April 26, 2007, we entered into an employment agreement with Daniel J. Moore appointing Mr. Moore as our President and Chief Executive Officer effective May 1, 2007.  Pursuant to his employment agreement, which has a term of four years and renews annually thereafter unless terminated on notice by Mr. Moore or us, Mr. Moore received a sign-on bonus of $125,000 and is entitled to receive an annual salary of $450,000, which may be increased as determined by the Compensation Committee, but not decreased. In addition, he is eligible to receive an annual bonus, the target amount for which is 75% of his annual salary, at the end of each fiscal year subject to his achievement of certain objectives set by the Compensation Committee at the outset of each fiscal year.  The agreement also provides for Mr. Moore to receive compensation in the form of three grants of our common stock totaling 250,000 shares, including (1) a grant of 25,000 bonus shares, which were issued on June 18, 2007, the quarterly grant date under our Equity Incentives Grant Policy (the “Grant Date”) immediately following the effective date of the agreement, (2) 100,000 shares of restricted stock issued on the Grant Date and vesting at the rate of 25,000 shares on each of the first four anniversaries of May 1, 2007 and (3) 125,000 shares of restricted stock issued on September 10, 2007 subject to vesting according to the achievement of certain performance objectives.  For a discussion of the performance objectives, see “— Stock Awards (Column E).”

Mr. Moore’s employment agreement also includes provisions pertaining to severance and change of control benefits.  For a discussion of these benefits, see “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) (Column E) — Change in Control Arrangement with Mr. Moore” and “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Without Cause (Column H) — Severance Arrangement with Mr. Moore.”

Employment Arrangement with Gregory H. Browne.

In July 2007, we entered into an employment agreement with Mr. Browne, appointing him as our Vice President, Finance and Chief Financial Officer effective immediately.  Pursuant to the terms of the employment agreement, Mr. Browne agreed to devote his full time, attention and energies to our business in exchange for a specified compensation, including an annual base salary of $265,000, which has subsequently been increased, eligibility to participate in our annual executive bonus program (with a target bonus of 50% of his annual base salary), including potential overachievement of his target bonus amount as determined by the Compensation Committee, eligibility for equity awards at the discretion of the Compensation Committee, and general welfare benefits.  Mr. Browne’s employment agreement also provides for a severance payment if we terminate him without cause or he terminates his employment for a good reason.  See the discussion of this provision below at “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Without Cause (Column H) — Severance Arrangement with Our Other Named Executive Officers.”  The employment agreement terminated on June 1, 2009.

Effective June 1, 2009, we entered into a new employment agreement with Mr. Browne.  Pursuant to the terms of the employment agreement, Mr. Browne agreed to devote his full energy, attention, abilities, and productive time to the diligent performance of his duties and responsibilities in exchange for a specified compensation, including an annual base salary of $278,250, which has subsequently been increased, eligibility to participate in our annual executive bonus program (with a target bonus of 50% of his annual base salary), including potential overachievement of his target bonus amount as determined by the Compensation Committee, eligibility for equity awards at the discretion of the Compensation Committee, and general welfare benefits.  Mr. Browne’s employment agreement also provides for a severance payment if we terminate him without cause or he terminates his employment for a good reason.  See the discussion of this provision below at “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Without Cause (Column H) — Severance Arrangement with Our Other Named Executive Officers.”  The new employment agreement will terminate on May 2, 2011.

Employment Arrangement with James A. Reinstein.

In August 2007, we entered into an employment agreement with Mr. Reinstein, appointing him as our Vice President, Sales & Marketing and General Manager, International effective immediately.  The employment agreement was effective through June 1, 2009, and the terms of the employment agreement are the same as the terms of our employment agreement with Mr. Browne, except that the agreement provides that Mr. Reinstein’s annual base salary is $290,000 (subsequently increased).  For a discussion of the terms of the employment agreement, see “— Employment Arrangement with Gregory H. Browne” above.

Effective June 1, 2009, we entered into a new employment agreement with Mr. Reinstein.  The terms of the new employment agreement are the same as the terms of our new employment agreement with Mr. Browne, except that the agreement provides that Mr. Reinstein’s annual base salary is $300,150 (subsequently increased).  For a discussion of the terms of the new employment agreement, see “— Employment Arrangement with Gregory H. Browne” above.

Employment Arrangement with Randal L. Simpson.

In October 2003, we entered into an employment agreement with Mr. Simpson, appointing him as our Vice President, Operations.  We renewed the employment agreement in June 2006 for a term through June 1, 2009, and the terms of the employment agreement are the same as the terms of our initial employment agreement with Mr. Browne, except that the agreement provides that Mr. Simpson’s annual base salary is $240,000.  For a discussion of the terms of the employment agreement, see “— Employment Arrangement with Gregory H. Browne” above.

Effective June 1, 2009, we entered into a new employment agreement with Mr. Simpson.  The terms of the new employment agreement are the same as the terms of our new employment agreement with Mr. Browne, except that the agreement provides that Mr. Simpson’s annual base salary is $240,000 (subsequently increased).  For a discussion of the terms of the new employment agreement, see “— Employment Arrangement with Gregory H. Browne” above.

Employment Arrangement with David S. Wise.

In September 2003, we entered into an employment agreement with Mr. Wise, appointing him as our Vice President and General Counsel.  We renewed the employment agreement in June 2006 for a term through June 1, 2009, and the terms of the employment agreement are the same as the terms of our initial employment agreement with Mr. Browne, except that the agreement provides that Mr. Wise’s annual base salary is $255,000.  For a discussion of the terms of the employment agreement, see “— Employment Arrangement with Gregory H. Browne” above.

Effective June 1, 2009, we entered into a new employment agreement with Mr. Wise.  The terms of the new employment agreement are the same as the terms of our new employment agreement with Mr. Browne, except that the agreement provides that Mr. Wise’s annual base salary is $255,000 (subsequently increased).  For a discussion of the terms of the new employment agreement, see “— Employment Arrangement with Gregory H. Browne” above.

Salary and Cash Incentive Awards in Proportion to Total Compensation.

The following table sets forth the percentage of each Named Executive Officer’s total fiscal 2008 compensation that we paid in the form of base salary and annual performance incentive awards.

Name	Percentage of Total Compensation (%)
Daniel J. Moore	33.4
Gregory H. Browne	48.7
James A. Reinstein	38.8
Randal L. Simpson.	46.9
David S. Wise	41.3

Bonus (Column D)

The amounts reported in Column D represent bonus awards to our Named Executive Officers other than annual awards under our Fiscal 2009 Executive Bonus Program, which are reported in Column G.

In November 2006, the Audit Committee for our Board concluded its fiscal 2007 investigation of our stock option grants, practices and procedures, finding that certain stock options were granted at a discount to the fair market value on the measurement date.  In 2007, Mr. Simpson agreed to amend his stock option agreements with respect to three stock option awards to adjust the exercise price in exchange for bonus payments.  With respect to one of the three amendments, Mr. Simpson received a final bonus payment in fiscal 2009 for stock options that vested in fiscal 2009, as indicated in the table below.

Grant Date	Option Shares Adjusted (#)	Original Exercise Price ($)	Adjusted Exercise Price ($)	Bonus Payment in Fiscal 2009 ($)	Bonus Payments in Prior Fiscal Years ($)
Oct. 27, 2003	49,067	26.49	27.35	6,631	35,567

Stock Awards (Column E)

The amounts reported in Column E include the dollar amount of compensation expense we recognized for the referenced fiscal year in accordance with FAS 123(R).  Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by our Named Executive Officers.  Assumptions used in the calculation of these amounts are included in Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 24, 2009.

The Compensation Committee approves annual equity awards for our Named Executive Officers, including restricted shares of our common stock and options to purchase shares of our common stock, on our quarterly grant date during our first fiscal quarter.  Our quarterly grant date is Monday of the seventh week of our fiscal quarter, unless we are in a trading blackout on that date, in which event our grant date is the first Monday that follows termination of the blackout period.  The Compensation Committee may occasionally approve special awards on other quarterly grant dates in recognition of an individual Named Executive Officer’s performance.  Our equity awards typically vest over four or five years, or cliff vest after three years.  For additional information regarding our stock awards, see “Compensation Discussion and Analysis — Elements of Our Fiscal 2008 Executive Compensation Program — Equity Awards.”

The amounts shown for Messrs. Moore, Browne and Reinstein in part represent compensation expense we recognized in fiscal 2009 for the September 2007 awards of restricted shares (125,000, 30,000, and 50,000 shares, respectively) subject to performance-based forfeiture conditions.  These shares are subject to forfeiture unless, within the five-year period commencing on the date of the grant, the following conditions are met:

•
As to 25% of the shares, the following two conditions were met and the forfeiture restriction lapsed during the third quarter of fiscal 2009:  our cumulative net earnings in accordance with GAAP and before extraordinary items (i) for four consecutive fiscal quarters exceeds zero and (ii) for the fourth of such four consecutive fiscal quarters exceeds zero;

•
As to 25% of the shares, the following condition was met and the forfeiture restriction lapsed during the first quarter of fiscal 2010:  the sum of four consecutive fiscal quarters of our net sales after fiscal 2007 exceeds the sum of the previous four consecutive fiscal quarters of our net sales by 12%;

•
As to 25% of the shares, for a fiscal year after fiscal 2008 compared to the prior fiscal year, our net sales growth and earnings per share growth meet specified target amounts, provided that earnings per share in the prior fiscal year are positive; and

•	As to 25% of the shares, the 65-day moving average of the closing price of our common stock exceeds a specified target price.

As of the grant date, we believed that achievement of the performance objectives would be challenging.  The first three, which pertain to growing our sales and becoming consistently profitable, required a reversal of our historical financial performance, which included a net deficit of approximately $259 million through the end of fiscal 2007.  The last performance objective requires that we achieve significant financial performance improvement and that investors believe we can sustain that improvement.

Option Awards (Column F)

The amounts reported in Column F include the dollar amount of compensation expense we recognized for the referenced fiscal year in accordance with FAS 123(R).  Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by our Named Executive Officers.  Assumptions used in the calculation of these amounts are included in Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 24, 2009.

The amounts reported in Column F represent expenses we recognized during fiscal 2008 for stock option awards granted in fiscal 2009, as well as expense recognized in fiscal 2008 for stock option awards made prior to fiscal 2008.  The fiscal 2009 awards vest at the rate of 25% of the awarded shares on each of the first four anniversaries of the grant date.  Our previous stock option awards vest monthly over a period of 48 or 60 months at the rate of one-forty-eighth or one-sixtieth, respectively, per month.

Non-Equity Incentive Plan Compensation (Column G)

The amounts reported in Column G represent the cash amounts paid to our Named Executive Officers under our Fiscal 2009 Executive Bonus Program.  The amounts were approved by the Compensation Committee and paid to our executive officers in the fiscal quarter following the end of fiscal 2009.

Bonus Funding.  Our executive officers’ annual bonuses are paid from a bonus pool that is funded, as described below, according to the achievement of certain company, executive officer team, and individual performance objectives.  For additional information about these performance objectives, see “Compensation Discussion and Analysis — Elements of Our Fiscal 2009 Executive Compensation Program — Annual Executive Bonus Program — Performance Objectives.”

Under the terms of the Executive Bonus Program, the portion of the bonus tied to the company performance objectives is scaled for under-achievement and over-achievement according to the following table:

Percent Achievement of Performance Objective	Percent of Target Bonus Funded

< 90%	0%
90%	50%
95%	75%
100%	100%
105%	110%
110%	120%
115%	130%
120%	140%
≥ 125%	150%

Thus, for example, if our actual revenue for the fiscal year is 90% of the performance objective target, then according to the table above, the percentage of each executive officer’s target annual bonus to be funded into a bonus pool from which the Committee will award bonuses is 50%.  Since our revenue plan target represents 25% of the total annual bonus, the portion of each executive officer’s target annual bonus added to the bonus pool for this performance objective would be 12.5% (50% x 25%).

The following table shows the achievement of the revenue and net income performance objectives for fiscal 2009, representing the extent to which the executive officers’ target annual bonuses were added to a bonus pool:

Performance Objective	Target Amount ($)	Actual Amount ($)(1)	Percent Achievement (%)	Percent of Target Bonus Added to Bonus Pool (%)

Revenue	137,343,000	143,601,000	104.56	27.25
Net Income	8,771,000	15,726,000	179.30	37.50
_________________
(1)
Our actual net income for fiscal 2009 was $26,721,000, which includes income of approximately $10,995,000 attributable to the repurchase of our convertible debt.  For purposes of evaluating achievement of the net income performance objective, we excluded this non-operating income because we do not believe that it represents a useful indicator of our repeatable financial performance.

With respect to the Team Objectives, the amount of each executive officer’s target annual bonus to be added to the bonus pool is determined by the Committee’s rating of achievement of the objectives.  For fiscal 2009, the Committee determined that the executive officers achieved 96.32% of the Team Objectives.  Thus, the portion of the Chief Executive Officer’s target annual bonus added to the bonus pool was 48.16% (96.32% x 50%) and the portion of the target annual bonuses added to the bonus pool for the other executive officers was 24.08% (96.32% x 25%).

With respect to the individual performance objectives, the amount of each executive officer’s target annual bonus to be added to the bonus pool is determined by the Chief Executive Officer, subject to the approval of the Committee.  For example, if an executive officer achieves 85% of the individual performance objectives, which represent 25% of the total bonus, then the portion of the executive officer’s target annual bonus added to the bonus pool for the individual performance objectives is 21.25% (85% x 25%).

The following table shows the achievement of the individual performance objectives for fiscal 2009 and the corresponding percentage of each Named Executive Officer’s target bonus amount added to the bonus pool:

Named Executive Officer	Target for Individual Objectives (%)	Achievement of Individual Objectives (%)	Percent of Target Bonus Added to Bonus Pool (%)

Gregory H. Browne	100	94.2	23.55
James A. Reinstein	100	100.4	25.1
Randal L. Simpson	100	100.1	25.03
David S. Wise	100	99.5	24.88

The table below shows the amount of each Named Executive Officer’s target annual bonus contributed to the bonus pool.

Named Executive Officer	Percent of Target Bonus Added to Bonus Pool (%)

Daniel J. Moore	112.96
Gregory H. Browne	112.38
James A. Reinstein	113.93
Randal L. Simpson	113.86
David S. Wise	113.71

Taking into account our outstanding financial performance and the extent to which we overachieved our net income plan, the Committee exercised its discretion to increase the bonus pool by $86,935 over the amount determined according to the executive officers’ achievement of performance objectives under the Fiscal 2009 Executive Bonus Program.  The Committee then approved the bonus amounts shown in Column G.

For additional information about the Committee’s determination of annual bonus amounts, see “Compensation Discussion and Analysis — Elements of Our Fiscal 2009 Executive Compensation Program — Annual Executive Bonus Program — Bonus Determinations.”

All Other Compensation (Column H)

The amounts reported in Column H represent the aggregate dollar amount for all other benefits and payments received by our Named Executive Officers.  The following table shows the nature of the benefits and payments and specific amounts for each included in Column H.

	Year	Group Term Life Insurance ($)	401(k) Company Match ($)	Relocation Benefit ($)	Attorney Fees ($)(1)	Total
Daniel J. Moore	2009	2,626	7,110	2,628	—	12,364
	2008	270	4,673	65,353	17,545	87,841
	2007	—	—	—	—	—
Gregory H. Browne	2009	774	4,215	—	—	4,989
	2008	459	4,587	—	—	5,046
	2007	—	—	—	—	—
James A. Reinstein	2009	211	7,005	129,909	—	137,125
	2008	131	4,685	95,078	—	99,894
	2007	—	—	—	—	—
Randal L. Simpson	2009	320	4,665	—	—	4,985
	2008	270	6,760	—	—	7,030
	2007	270	7,957	—	—	8,227
David S. Wise	2009	414	5,829	—	—	6,243
	2008	414	2,879	—	—	3,293
	2007	414	8,984	—		9,398
________________
(1)	Represents attorney’s fees we reimbursed Mr. Moore in connection with the negotiation of his employment agreement.

Total Compensation (Column I)

The amounts reported in Column I are the sum of Columns C through H for each of our Named Executive Officers.

Grants of Plan-Based Awards

Grants of Plan-Based Awards for Fiscal 2009

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
A Name	B Grant Date	C Threshold ($)	D Target ($)	E Maximum ($)	F All Other Stock Awards: Number of Shares of Stock or Units (#)	G All Other Option Awards: Number of Securities Underlying Options (#)	H Exercise or Base Price of Option Awards ($/Sh)	I Market Price on Date of Grant ($/Sh)	J Grant Date Fair Value of Stock and Option Awards ($)

Daniel J. Moore	06/16/2008	—	—	—	25,000	—	—	—	523,500
	06/16/2008	—	—	—	—	75,000	19.39	20.94	935,250
	08/18/2008	0	360,000	720,000	—	—	—	—	—

Gregory H. Browne	06/16/2008	—	—	—	8,638	—	—		180,880
	06/16/2008	—	—	—	—	25,914	19.39	20.94	323,067
	08/18/2008	0	139,125	278,250	—	—	—	—	—

James A. Reinstein	06/16/2008	—	—	—	7,865	—	—	—	164,693
	06/16/2008	—	—	—	—	23,595	19.39	20.94	294,157
	08/18/2008	0	150,075	300,150	—	—	—	—	—

Randal L. Simpson	06/16/2008	—	—	—	6,189	—	—	—	129,598
	06/16/2008	0	—	—	—	18,567	—	—	231,473
	08/18/2008	0	120,000	240,000	—	—	19.39	20.94	—

David S. Wise	06/16/2008	—	—	—	7,091	—	—	—	148,486
	06/16/2008	—	—	—	—	21,273	19.39	20.94	265,208
	08/18/2008	0	127,500	255,000	—	—	—	—	—

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns C, D and E)

The amounts reported in Column D represent the target amount for each Named Executive Officer’s annual bonus under the Fiscal 2009 Executive Bonus Program approved by the Compensation Committee on August 18, 2008.  The amounts reported in Columns C and F represent the range of bonus amounts (0% to 200%) that may be awarded under the bonus program, depending upon company and individual performance against the performance objectives.  For a discussion of the Fiscal 2009 Executive Bonus Program, see “Compensation Discussion and Analysis — Elements of Our Fiscal 2009 Executive Compensation Program — Annual Executive Bonus Program.”

All Other Stock Awards (Column F)

The numbers of shares reported in Column F represent fiscal 2009 stock awards made in June 2008.  For a discussion of the stock awards, see “Compensation Discussion and Analysis — Elements of Our Fiscal 2009 Executive Compensation Program — Equity Awards.”

All Other Option Awards (Column G)

The numbers of shares reported in Column G represent shares of our common stock subject an option granted in June 2008.  For a discussion of the stock option awards, see “Compensation Discussion and Analysis — Elements of Our Fiscal 2009 Executive Compensation Program — Equity Awards.”

Exercise or Base Price of Option Awards (Column H)

The prices reported in Column H represent the price our executive officers must pay us per share of common stock upon the exercise of the stock option awards reported in Column G.

Market Price on Date of Grant (Column I)

The prices reported in Column I represent the closing price of our common stock on the date the Committee granted the stock options reported in Column G.  As of that date, our stock plans required that we use as the exercise price the closing price of our common stock on the NASDAQ Global Market on the most recent trading day preceding the grant date.  In August 2008, our Board amended our stock plans to require that we use as the exercise price the closing stock price on the grant date.

Grant Date Fair Value of Stock and Option Awards (Column J)

The amounts reported in Column J represent the fair value of the stock and stock option awards on the grant date.  The fair value for stock awards is calculated by multiplying the number of shares in each award by the closing price of our common stock on the NASDAQ Global Market on the grant date.  The fair value for stock option awards is calculated by multiplying the number of shares subject to the option by the Black Scholes value of the stock option on the grant date.

Value of Outstanding Equity Awards at Fiscal 2009 Year-End

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for our Named Executive Officers.

Outstanding Equity Awards as of April 24, 2009

	Option Awards					Stock Awards
A Name	B Number of Securities Underlying Unexercised Options (#) Exercisable	C Number of Securities Underlying Unexercised Options (#) Unexercisable	D Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	E Option Exercise Price ($)	F Option Expiration Date ($)	G Number of Shares or Units of Stock That Have Not Vested (#)	H Market Value of Shares or Units of Stock That Have Not Vested ($)	I Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	J Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Daniel J. Moore	—	—	—	—	—	100,000	1,352,000	93,750	1,267,500
	—	75,000	—	19.39	06/16/2018	—	—	—	—

Gregory H. Browne	—	—	—	—	—	31,138	420,986	22,500	304,200
	—	25,914	—	19.39	06/16/2018	—	—	—	—

James A. Reinstein	—	—	—	—	—	45,365	613,335	37,500	507,000
	—	23,595	—	19.39	06/16/2018	—	—	—	—

Randal L. Simpson	—	—	—	—	—	18,439	249,295	—	—
	10,000	—	—	23.00	02/01/2010	—	—	—	—
	10,000	—	—	15.70	10/10/2011	—	—	—	—
	583	—	—	12.45	01/24/2012	—	—	—	—
	417	—	—	14.51	01/24/2012	—	—	—	—
	666	—	—	9.96	07/24/2012	—	—	—	—
	9,334	—	—	14.78	07/24/2012	—	—	—	—
	25,000	—	—	18.94	06/02/2013	—	—	—	—
	14,933	—	—	26.49	10/27/2013	—	—	—	—
	49,067	—	—	27.35	10/27/2018	—	—	—	—
	9,666	334	—	19.75	05/25/2014	—	—	—	—
	27,533	1,967	—	13.88	08/18/2014	—	—	—	—
	—	18,567	—	19.39	06/16/2018

David S. Wise	—	—	—	—	—	24,008	324,588	—	—
	150,000	—	—	28.45	09/17/2013	—	—	—	—
	4,833	167	—	19.75	05/25/2014	—	—	—	—
	27,533	1,967	—	13.88	08/18/2014	—	—	—	—
	—	21,273	—	19.39	06/16/2018	—	—	—	—

Number of Securities Underlying Unexercised Options (Column C)

With the exception of the awards expiring in 2018, one-sixtieth of the shares subject to each option reported in Column C vests at the end of each one-month period for 60 months following the grant date.  The option awards expiring in 2018 vest 25% annually of the first four anniversaries of the grant date.

Number of Shares or Units of Stock That Have Not Vested (Column G)

The following table shows the vesting schedule by fiscal year for the shares of stock reported in Column G:

	Fiscal 2010	Fiscal 2011	Fiscal 2012
Daniel J. Moore	25,000	25,000	50,000
Gregory H. Browne	7,500	7,500	16,138
James A. Reinstein	12,500	12,500	20,365
Randal L. Simpson	4,750	4,750	8,939
David S. Wise	6,583	6,584	10,841

In fiscal 2009, the Compensation Committee of our Board authorized us to withhold distribution of restricted shares on the date of vesting at the request of an executive officer and to use the value of the forfeited shares to offset the executive officer’s tax liability associated with the vesting event.

Market Value of Shares or Units of Stock That Have Not Vested (Column H)

The market values of restricted stock awards reported in Column H were calculated using the closing price of our common stock on April 24, 2009, which was the last business day of fiscal 2009, of $13.52.

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (Column I)

The numbers of shares reported in Column I represent restricted stock awards that are subject to future vesting based on the attainment of certain financial and stock performance objectives.  For a discussion of the performance objectives, see “— Summary Compensation — Stock Awards (Column E).”

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (Column J)

The market value of restricted stock awards reported in Column J were calculated using the closing price of our common stock on April 24, 2009, which was the last business day of fiscal 2009, of $13.52.

Option Exercises and Stock Vested During Fiscal 2009

The following table provides information concerning each exercise of stock options and each vesting of stock, including restricted stock, restricted stock units and similar instruments during the fiscal year ended April 24, 2009 on an aggregated basis with respect to each of our Named Executive Officers.

Option Exercises and Stock Vested During Fiscal 2009

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Daniel J. Moore	56,250	765,312
Gregory H. Browne	15,000	270,675
James A. Reinstein	25,000	484,750
Randal L. Simpson	4,750	97,418
David S. Wise	6,583	133,234

Potential Payments Upon Termination or Change in Control

The discussion and table below disclose the amount of compensation and/or other benefits due to our Named Executive Officers in the event of a change of control of our company or their termination of employment, including, but not limited to, in connection with a change in control.  The amounts disclosed assume that the applicable triggering event was effective as of April 24, 2009, and the price of our stock was $13.52 per share (the closing price of our common stock on that date).  Accordingly, the disclosure includes amounts earned through April 24, 2009 and estimates of the amounts that would be paid to the Named Executive Officers upon a change of control, or their respective termination, as applicable.  The actual amounts to be paid can only be determined at the time of the change of control or the Named Executive Officer’s actual separation from our company.

A Name	B Benefit	C Change in Control ($)	D Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) ($)	E Termination Due to Death ($)	F Termination Without Cause ($)

Daniel J. Moore	Salary and Bonus	—	2,520,000	—	1,835,000
	Equity Compensation Stock Options Restricted Shares	— 2,619,500	— 2,619,500	— 2,619,500	— 845,000
	Health Care Continuation Coverage	—	57,636	—	38,424
	Other Benefits (Gross-Up Payment; Interest)	—	1,703,475	42,567	44,174
	Total	2,619,500	6,900,611	2,662,067	2,762,598
Gregory H. Browne	Salary and Bonus	—	1,252,125	—	417,375
	Equity Compensation Stock Options Restricted Shares	— 725,186	— 725,186	— 725,186	— 101,400
	Health Care Continuation Coverage	—	—	—	—
	Other Benefits (Gross-Up Payment)	—	680,654	—	—
	Total	725,186	2,657,965	725,186	518,775
James A. Reinstein	Salary and Bonus	—	1,350,675	—	450,225
	Equity Compensation Stock Options Restricted Shares	— 1,120,335	— 1,120,335	— 1,120,335	— 169,000
	Health Care Continuation Coverage	—	—	—	—
	Other Benefits (Gross-Up Payment)	—	760,677	—	—
	Total	1,120,335	3,231,687	1,120,335	619,225
Randal L. Simpson	Salary and Bonus	—	1,080,000	—	549,170
	Equity Compensation Stock Options Restricted Shares	— 249,295	— 249,295	— 249,295	— —
	Health Care Continuation Coverage	—	—	—	—
	Other Benefits (Gross-Up Payment)	—	—	—	—
	Total	249,295	1,329,295	249,295	549,170
David S. Wise	Salary and Bonus	—	1,147,500	—	618,395
	Equity Compensation Stock Options Restricted Shares	— 324,588	— 324,588	— 324,588	— —
	Health Care Continuation Coverage	—	—	—	—
	Other Benefits (Gross-Up Payment)	—	497,272	—
	Total	324,588	1,969,360	324,588	618,395

Change in Control (Column C)

Our Amended and Restated 1997 Stock Plan, 2005 Stock Plan and Amended and Restated New Employee Equity Inducement Plan (collectively, the “Equity Incentive Plans”) state that upon a Change in Control, as described below, all outstanding equity awards vest.  A “Change of Control” occurs, in general, upon:

•	the acquisition by another person or entity of 50% or more of our outstanding shares of stock;
•
our reorganization, merger or consolidation or other form of corporate transaction where our stockholders prior to the transaction do not own more than 50% of the combined voting power of the resulting company’s outstanding securities;

•	the sale or disposition of all or substantially all of our assets;
•	a change in the composition of our Board, as a result of which fewer than a majority of the directors are incumbent directors; or
•	the approval by our Board or our stockholders of our liquidation or dissolution.

The only outstanding awards that exist with respect to the Named Executive Officers are stock options and restricted shares of our common stock.  Accelerated vesting of the stock options results in an amount equal to the difference between the exercise price for each option and the market price per share (which, on the last day of the fiscal year ended April 24, 2009, was $13.52), multiplied by the number of unvested shares subject to the option. In the event that the exercise price is greater than the market price per share on the date of exercise, there is no value associated with the acceleration of vesting; thus, for purposes of the table above, no unvested shares with an exercise price greater than $13.52 are included.  Our Named Executive Officers had no unvested stock options as of April 24, 2009 with an exercise price less than $13.52.

The amount attributable to accelerated vesting of restricted shares was determined by multiplying the market price per share on the last day the fiscal year ($13.52) by the number of unvested restricted shares for each Named Executive Officer, which was (1) 193,750 shares in the case of Mr. Moore; (2) 53,638 in the case of Mr. Browne; (3) 136,503 shares in the case of Mr. Reinstein; (4) 17,000 shares in the case of Mr. Simpson; and (5) 24,008 shares in the case of Mr. Wise.

Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) (Column D)

Change in Control Arrangement with Mr. Moore.

Mr. Moore’s change in control benefits, other than the lapse of forfeiture restrictions on certain shares of restricted stock as described above, are payable only if the change in control occurs within two years of the effective date of the agreement (i.e., on or before May 1, 2009).  Since no change in control occurred prior to May 1, 2009, Mr. Moore’s benefits in the event of his termination following a change in control are those he is eligible to receive in the event of his termination without Cause, as shown in Column G.  The Committee believes that Mr. Moore’s compensation without the change in control benefits is adequate to insure his retention through an acquisition, but granted him the additional change in control benefits for an initial two-year period for internal pay equity in view of the pre-existing severance agreements for our other executive officers.

Pursuant to Mr. Moore’s employment agreement, in the event of a Change of Control (as defined above for the Equity Incentive Plans, see “— Change in Control (Column C)”), on or before May 1, 2009, if Mr. Moore’s employment is terminated (1) by us without Cause (as described below) or (2) by Mr. Moore for a Good Reason (as described below) during the one-year period following the Change of Control, we will provide the following benefits to Mr. Moore:

•	a payment equal to three times the sum of Mr. Moore’s current base salary and target bonus amount for the year in which the Change of Control occurs;
•	accelerated vesting of all time-based-vesting shares of restricted stock and of a pro-rata portion of his performance-based-vesting shares of restricted stock, as determined by our Board;
•
a gross-up payment in the event that the amounts payable to Mr. Moore under his employment agreement obligates him to pay an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (“IRC”) such that after payment of the excise tax and all taxes on the gross-up payment, Mr. Moore retains all amounts payable to him under his employment agreement;

•	medical and dental coverage for a period of 36 months; and
•	interest on any severance benefits delayed for six months to avoid the excise tax under Section 409A of the IRC.

A termination is for “Cause” if Mr. Moore, after written notice and an opportunity to cure, has:

•	breached a material provision of his employment agreement;
•	willfully engaged in conduct that is materially and demonstrably injurious to our company;
•	willfully failed to comply with a lawful directive of our Board;
•	failed to comply with our written policies and procedures;
•	engaged in fraud, dishonesty or misappropriation of our assets, business, customers, suppliers or employees;
•	been convicted of a felony; or
•	if prior to May 1, 2009, willfully failed to perform substantially his duties and the failure to perform continues after a written demand for substantial performance.

 “Good Reason” means, in general:

•	a reduction in Mr. Moore’s base salary;
•	an adverse change in Mr. Moore’s title, status, authority, duties or responsibilities;
•	our failure to obtain the agreement of any successor company to perform our obligations under Mr. Moore’s employment agreement;
•	our breach of any material provision of Mr. Moore’s employment agreement; or
•
if prior to May 1, 2009, a reduction in Mr. Moore’s target bonus amount; a reduction in welfare benefits, life insurance or perquisites provided pursuant to his employment agreement, or our failure to reimburse Mr. Moore according to our policies and procedures for travel and other business expenses; or our removal of Mr. Moore’s authority to supervise and manage executive officers who historically report directly to the Chief Executive Officer.

For purposes of disclosing the amounts that Mr. Moore could receive upon a Change in Control in the table, we have assumed that our Board determined to accelerate all restricted stock that he held as of April 25, 2008, or 193,750 shares.  The amount in the table was calculated by multiplying 193,750 by $13.52.

The amount in the “Other Benefits” column in the table above is a combination of the gross-up payments and interest due to Mr. Moore because of the six-month delay in payment.  An executive’s “base amount” is his five-year average W-2 earnings. Any benefit amount paid in excess of the executive’s “base amount” is considered an “excess parachute payment,” and if the “parachute payment” is equal to or greater than three times the average base amount, it is subject to an excise tax under Section 4999 of the IRC.   Mr. Moore’s gross-up payment was estimated based on a 20% excise tax and a 35% federal income tax.  Mr. Moore’s gross-up payment was estimated to be $1,982,744. The interest on delayed severance benefits is calculated based on the prime rate of interest, as specified in Mr. Moore’s employment agreement, as of the last day of fiscal 2009, April 24, 2009.  The prime rate of interest reported in the Wall Street Journal on that day was 3.25%. Mr. Moore’s interest payment was estimated to be $211,338.

The cost of medical and dental coverage is calculated based on our cost ($1,601 per month) to maintain Mr. Moore’s coverages under our group insurance plans.

Change in Control Arrangements with Our Other Named Executive Officers.

Messrs. Browne, Reinstein, Simpson, and Wise each has entered into a severance agreement with our company on identical terms.  The severance agreements renew annually on April 30 unless terminated by written notice to the executive officer six months prior to the renewal date.  According to the terms of the severance agreements, in the event of a Change in Control (as described above for the Equity Incentive Plans, see “— Change in Control (Column D)”), if the employment of the executive officer is terminated (1) by us for a reason other than for Cause (as described below) or Disability (as described below) or (2) by the executive officer for Good Reason (as described below) during the Protection Period (the period of time beginning with a Change in Control and ending on earlier of the first anniversary of such Change in Control or the Named Executive Officer’s death), we will provide these the following benefits:

•	a payment equal to three times the sum of the executive officer's current base salary and target bonus amount;
•	accelerated vesting of any unvested stock option or restricted stock awards granted to the executive officer; and
•
a gross-up payment in the event that the amounts payable to the executive under his employment agreement obligate him to pay an excise tax under Section 4999 of the IRC such that after payment of the excise tax and all taxes on the gross-up payment, the executive retains all amounts payable to him under his employment agreement. Any gross-up payments for Messrs. Browne, Reinstein, Simpson, and Wise were calculated in the same manner as that for Mr. Moore.

In addition, as noted above in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control (Column D),” any outstanding stock options and restricted share awards automatically vest upon the occurrence of a change in control.  The amount reported with respect to the accelerated vesting of stock options and restricted share awards has been calculated using the same method described in that section.

A termination is for “Cause” if our Board determines by a resolution approved by at least 75% of the entire membership of the Board that an executive officer has:

•	willfully failed to perform substantially the executive officer’s duties and such failure to perform continues after a written demand for substantial performance; or
•	willfully engaged in gross misconduct that is materially and demonstrably injurious to our company.

“Disability” is defined as our termination of the executive officer on 30 days’ written notice following the executive officer’s incapacity due to physical or mental illness for 150 consecutive calendar days.

"Good reason" means, in general:

•	an adverse change in the executive officer’s position, status, reporting, responsibilities, titles or offices;
•	an adverse change in the executive officer’s right to indemnification by our company;
•	a reduction in the executive officer’s base salary, bonus opportunity or other benefits in effect prior to the change in control;
•	relocation of the executive officer to an office more than 25 miles from our current office;
•	our failure to obtain an agreement from any successor company to assume the executive’s employment agreement; or
•	the purported termination of the executive’s employment that is not initiated by a notice of termination as required by the executive’s employment agreement.

Effective June 1, 2009, our executive officers, other than Mr. Moore, agreed to the termination of their severance agreements contemporaneous with the effectiveness of new employment agreements.  See the discussion at “Executive Compensation — Summary Compensation — Salary (Column C) — Employment Arrangement with Gregory H. Browne.”  The new employment agreements provide for severance benefits payable to our executive officers if, within one year following a Change in Control (as defined in Mr. Moore’s employment agreement), we terminate the executive officer’s employment without Cause (as defined in Mr. Moore’s employment agreement) or the executive officer terminates his employment for a Good Reason (as defined in Mr. Moore’s employment agreement), as follows:

•	a payment equal to two times the sum of the executive officer’s annual base salary and the average bonus amount paid Executive for the past two fiscal years;
•
the restrictions on that number of stock options and time-vested restricted shares shall lapse as would otherwise have lapsed if the executive officer had remained employed for a period through the date that is 12 months from the date of termination;

•
the restrictions on that number of performance-vested restricted shares shall lapse as determined by the Compensation Committee in its sole discretion to represent the extent of progress, if any, toward attainment of the performance criteria; and

•	payment of the full cost of premiums to continue medical and dental coverage under our medical and dental insurance programs pursuant to COBRA for a period of 18 months.

Termination Due to Death (Column E)

Pursuant to the terms of the Equity Incentive Plans, in the event of a Named Executive Officer’s termination of employment due to death or Disability (as described below) all outstanding stock option awards vest.  All restricted share awards vest upon the Named Executive Officer’s death (but not Disability).  “Disability” is defined as total and permanent disability per Section 22(e)(3) of the IRC.  The amount reported with respect to the accelerated vesting of stock options and restricted share awards has been calculated using the same method described in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control (Column C).”

Termination Due to Disability

Pursuant to the terms of the Equity Incentive Plans, in the event of a Named Executive Officer’s termination of employment due to Disability, all outstanding stock option awards vest.  “Disability” is defined as total and permanent disability per IRC Section 22(e)(3).  Because our Named Executive Officers had no unvested stock options with an exercise price less than the closing price of our common stock on the final day of our fiscal 2009 ($13.52), there would be no additional benefits associated with their disability.

Termination Without Cause (Column F)

Severance Arrangement with Mr. Moore.

In the event of a termination of Mr. Moore’s employment agreement by us without Cause (as defined in the agreement, see “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) (Column E) — Change in Control Arrangement with Mr. Moore”) or by Mr. Moore for a Good Reason (as defined in the agreement, see “— Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) (Column E) — Change in Control Arrangement with Mr. Moore”), Mr. Moore is entitled to receive the following severance:

•
a lump sum payment equal to two times the sum of (1) his annual base salary and (2) the average of his annual bonus paid for the past two fiscal years, or if prior to the end of fiscal 2009, 60% of the target amount of his annual bonus, such target bonus of which equals 75% of his annual base salary;

•	accelerated vesting of all time-based-vesting shares of restricted stock and of a pro-rata portion of his performance-based-vesting shares of restricted stock, as determined by our Board;
•	medical and dental benefits for 24 months;
•	a payment equal to the excise tax on his severance benefits under Section 4999 of the IRC, grossed up for the additional income tax on such payment; and
•	interest on any severance benefits delayed for six months to avoid the excise tax under Section 409A of the IRC.

With respect to the accelerated vesting of restricted share awards, the amount reported has been calculated using the same method described in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control (Column D).”  For a discussion of the objectives for the performance-based restricted shares, see “Elements of Our Fiscal 2008 Executive Compensation Program — Equity Awards — September 2007 Equity Awards.”  For purposes of determining the amount payable to Mr. Moore in the event of his termination without Cause, we have assumed a partial acceleration of the performance-based restricted shares as follows:  100% attainment of the second performance objective (31,250 shares), 50% attainment of the third performance objective (15,625 shares), and 0% attainment of the fourth performance objective.

Severance Arrangements with Our Other Named Executive Officers.

The employment agreements with Messrs. Browne, Reinstein, Simpson, and Wise, each of which expired on June 1, 2009, were amended in December 2008 to comply with Section 409A of the Internal Revenue Code.  In connection with the amendments, each executive officer elected to receive one of two severance benefits described below in the event of his termination without “Cause,” as defined below:

•	a lump sum payment equal to 150% of the sum of (1) the executive officer’s base salary plus (2) the executive officer’s most recent bonus earned (elected by Messrs. Simpson and Wise); or
•
a lump sum payment equal to 150% of the executive officer’s base salary, along with (1) accelerated vesting of the portion of all unvested equity awards that would have vested during the 12-month period following the date of termination, to the extent vesting is based solely on a period of service and (2) performance-based restricted shares that actually vest in the six-month period following the date of termination (elected by Messrs. Browne and Reinstein).

A termination is for “Cause” if our Board determines by a resolution approved by at least a majority of the entire membership of the Board that an executive officer has:

•	willfully failed to perform substantially the executive officer’s duties;
•	committed a felony or a fraud or an act of dishonesty intended to result in personal enrichment of the executive officer at the expense of our company;
•	willfully violated the executive officer’s material obligations under the employment agreement or a material company policy; or
•	been publicly censured by the SEC.

For Messrs. Browne and Reinstein, the accelerated vesting of stock options and restricted shares has been calculated using the same method described in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control (Column D),” but takes into account only those stock options and restricted shares that would vest in the next 12-month period, and as to stock options, only those options as to which the exercise price exceeded the market price per share (which, on the last day of the fiscal year ended April 24, 2009, was $13.52).  Since the stock options that would vest during the 12-month period have an exercise price greater than $13.52, no amount was included in Column F for stock options.  The numbers of shares of restricted stock that would vest during the 12-month period based on period of service is (1) 7,500 shares for Mr. Browne, and (2) 12,500 shares for Mr. Reinstein.  Since one of the performance objectives for the performance-based restricted stock was met in the first quarter of fiscal 2010, we have assumed that the following performance-based stock would vest in the six-month period following the date of termination:  (1) 7,500 shares for Mr. Browne, and (2) 12,500 shares for Mr. Reinstein.

NON-EMPLOYEE DIRECTOR COMPENSATION

General

At the outset of each fiscal year, the Compensation Committee reviews the total compensation paid to our non-employee directors and Non-Executive Chairman of our Board.  The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties, and to fairly compensate our directors for their service.  The review includes the consideration of qualitative and comparative factors.  To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (1) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (2) the level of continuing education required to remain informed of broad corporate governance trends and material developments and strategic initiatives within our company; (3) the risks associated with fulfilling fiduciary duties; and (4) the compensation paid to directors at a peer group of companies as determined by the Compensation Committee’s compensation consultant.

The following table sets forth a summary of the compensation we paid to our non-employee directors during the fiscal year ended April 24, 2009.  Directors who are our full-time employees receive no compensation for serving as directors.

Director Compensation for the Year Ended April 24, 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Guy C. Jackson	49,500	90,328	43,616	—	183,444
Joseph E. Laptewicz, Jr	19,486	8,874	—	—	28,360
Hugh M. Morrison	113,000	80,785	—	—	193,785
Alfred J. Novak	43,500	76,659	—	—	120,159
Alan J. Olsen	55,000	90,328	25,546	—	170,875
Arthur L. Rosenthal	46,500	76,659	—	—	123,159
Michael J. Strauss	58,201	90,328	25,546	—	174,076
Reese S. Terry, Jr.	41,500	90,328	25,546	60,000	217,375
_________________
(1)
This column includes the dollar amount of compensation expense we recognized for the fiscal year ended April 24, 2009 in accordance with FAS 123R.  Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our directors.  Assumptions used in the calculation of these amounts are included in Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 24, 2009.  As of April 24, 2009, the aggregate number of unvested stock awards granted to each director was as follows:  Mr. Jackson – 10,957; Mr. Laptewicz – 12,069; Mr. Morrison – 14,001; Mr. Novak — 12,807; Mr. Olsen – 10,957; Dr. Rosenthal – 12,807; Dr. Strauss – 10,957; and Mr. Terry – 10,957.

(2)
The grant date fair value computed in accordance with FAS 123R for the stock awards in fiscal 2009 to each director is as follows:  Mr. Jackson – $75,007; Mr. Laptewicz – $175,000; Mr. Morrison – $100,009; Mr. Novak — $75,007; Mr. Olsen –  $75,007; Dr. Rosenthal – $75,007; Dr. Strauss –  $75,007; and Mr. Terry – $75,007.

(3)
This column includes the dollar amount of compensation expense we recognized for the fiscal year ended April 24, 2009 in accordance with FAS 123R.  Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our directors.  Assumptions used in the calculation of these amounts are included in Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 24, 2009.  As of April 24, 2009, the aggregate number of unexercised option awards (vested and unvested) granted to each director was as follows:  Mr. Jackson – 43,000; Mr. Laptewicz – 0; Mr. Morrison – 0; Mr. Novak — 0; Mr. Olsen – 49,000; Dr. Rosenthal – 0; Dr. Strauss – 41,000; and Mr. Terry – 54,000.

(4)	The amount reported in this column represents compensation for consulting services.

Fiscal 2009 Cash Payments

Each non-employee director receives the following compensation:

•	an annual cash retainer of $25,000 per year, plus an additional $75,000 for the Non-Executive Chairman of our Board, Mr. Morrison;
•	additional cash retainer of $6,000 per year for each member of the Audit Committee, plus an additional $5,000 per year for the chairperson of the Audit Committee;
•
additional cash retainer of $4,000 per year for each member of the Compensation Committee and Nominating and Governance Committee, plus an additional $1,000 per year for the chairpersons of such committees;

•	Board meeting attendance fees of $1,500 (in-person) and $500 (telephonic); and
•	committee meeting attendance fees of $1,000 (in-person) and $500 (telephonic).

Fiscal 2009 Equity-Based Compensation

In addition to cash compensation, our non-employee directors are entitled to receive annual restricted stock awards under our equity compensation plans.  At the outset of fiscal 2009, our Board approved an award of 3,582 restricted shares (representing $75,000 divided by the most recent closing share price as of the time of approval) to each of our non-employee directors other than the non-executive Chairman and an award of 4,776 restricted shares (representing $100,000 divided by the most recent closing share price as of the time of approval) to our Chairman.  The shares vest at a rate of 25% on each of the first four anniversaries of the grant date. Our Board also approved an initial award of 12,069 shares of restricted stock with a grant date value of $175,000 to Mr. Laptewicz on the quarterly grant date in March 2009.  This initial grant vests at a rate of 20% on each of the first five anniversaries of September 25, 2008, the date Mr. Laptewicz was elected to the Board.  As indicated in footnotes 1 and 2, the amount shown in the table above for Stock Awards and Option Awards represent the dollar amount of compensation expense we recognized for the fiscal year ended April 24, 2009 in accordance with FAS 123(R) and not a value actually realized by our directors.

Fiscal 2010 Changes in Director Compensation

Director compensation for fiscal 2010 will be the same as fiscal 2009 compensation with the exception that the board meeting fee for meetings attended in-person will be increased from $1,500 to $2,000 to account for the additional time commitment required of our directors as a consequence of the board size reduction.

Fiscal 2010 Equity-Based Compensation

On the quarterly grant date for the first quarter of fiscal 2010, the Board approved the following restricted stock awards:  (1) 5,095 restricted shares (representing $75,000 divided by the most recent closing share price as of the time of approval) to Messrs. Jackson, Laptewicz, Novak, Rosenthal, and Terry; and (2) 6,793 restricted shares (representing $100,000 divided by the most recent closing share price as of the time of approval) to Mr. Morrison.  The shares vest at a rate of 25% on each of the first four anniversaries of the grant date.

AUDIT MATTERS

Report of the Audit Committee

During the fiscal year ended April 24, 2009, the Audit Committee was chaired by Guy C. Jackson and comprised the following members: Guy C. Jackson, Hugh M. Morrison, Alfred J. Novak, and Michael J. Strauss, M.D.  Mr. Morrison resigned from membership on the committee as of June 25, 2008.

Each member of the Audit Committee is an independent director as such term is defined under the Securities Exchange Act of 1934, as amended, and current listing requirements of The NASDAQ Stock Market LLC (“NASDAQ”).  The Audit Committee is governed by an Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and listing requirements of NASDAQ.  The Audit Committee Charter may be further amended to comply with the rules and regulations of the Securities and Exchange Commission and NASDAQ listing standards as they continue to evolve.  A copy of the Audit Committee Charter is available on our website at www.cyberonics.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Cyberonics, Inc. Annual Report on Form 10-K for the fiscal year ended April 24, 2009 with Cyberonics’s management and independent registered public accounting firm.  Management is responsible for the financial statements and the reporting process, including the system of internal controls.  The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent registered public accounting firm their independence from Cyberonics and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with the auditors’ independence.  In addition, the Audit Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited consolidated financial statements in Cyberonics’ Annual Report on Form 10-K for the fiscal year ended April 24, 2009 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors of Cyberonics, Inc.,

Guy C. Jackson (Chairman)
Alfred J. Novak
Michael J. Strauss, M.D., M.P.H.

Audit and Other Fees

Set forth below are the aggregate fees billed by KPMG LLP, our independent registered public accounting firm, for each of our last two fiscal years:

	Fiscal year ended April 24, 2009	Fiscal year ended April 25, 2008
Audit Fees(1)	$868,672	$944,256
Audit-Related Fees(2)	––	––
Tax Fees(3)	60,880	40,000
All Other Fees	––	––
Total	$929,552	$984,256
___________________
(1)
Audit Fees are fees we paid to KPMG LLP for professional services related to the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the firm in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees are fees paid to KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and employee benefit plans that are not reported above under “Audit Fees.”

(3)	Tax Fees are fees paid to KPMG LLP for tax compliance, tax advice and tax planning.

Consistent with the Audit Committee Charter, all services provided by KPMG LLP were pre-approved by the Audit Committee, which has determined that the services provided by KPMG LLP were compatible with maintaining KPMG LLP’s independence. The Audit Committee reviews the anticipated services of KPMG LLP prospectively at each quarterly meeting of the Audit Committee and approves a maximum amount of fees that may be incurred without further review by the Audit Committee.

PROPOSALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

In accordance with the requirements set forth in the Exchange Act, proposals of our stockholders that are intended to be presented by such stockholders at our 2010 Annual Meeting of Stockholders must be received by us no later than April 14, 2010 in order that they may be included in the proxy statement and proxy card relating to that meeting. If a stockholder intends to submit a proposal at the 2009 Annual Meeting of Stockholders that was not eligible for inclusion in the proxy statement and proxy card, the stockholder must give notice to us in accordance with our Bylaws no later than May 27, 2010.  Detailed information for submitting stockholder proposals is available upon written request to our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas 77058 or by facsimile at (281) 283-5369.

Please see “Corporate Governance — Director Selection Process” for additional information regarding the submission of director nominees by stockholders.

OTHER MATTERS

Management does not intend to bring before the Annual Meeting any matters other than those set forth herein and has no present knowledge that any other matters will or may be brought before the Annual Meeting by others.  However, if any other matters properly come before the Annual Meeting, then the Proxy Holders will vote the proxies in accordance with their judgment.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report to Stockholders, which includes our consolidated financial statements for the fiscal year ended April 24, 2009, accompanies the proxy material being mailed to all of our stockholders.  The Annual Report is not part of the proxy solicitation material.

We will provide you, without charge upon your request, additional copies of our Annual Report on Form 10-K or Annual Report to Stockholders for the fiscal year ended April 24, 2009.  You may request such copies by contacting our Secretary, David S. Wise, at 100 Cyberonics Boulevard, Houston, Texas 77058 or by telephone at (281) 228-7200.

APPENDIX A:  CYBERONICS, INC. 2009 STOCK PLAN

CYBERONICS, INC. 2009 STOCK PLAN

1.           Purposes of the Plan.  The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,
•	to provide additional stock incentives to Employees, Directors and Consultants, and
•	to promote the success of the Company.

Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant.  Stock Appreciation Rights, Restricted Stock and Other Share-Based Awards may also be granted under the Plan.

2.           Definitions.  As used herein, the following definitions shall apply:

“Administrator” means with respect to Awards granted to Employees and Consultants, the Compensation Committee of the Board, and with respect to Awards granted to Directors, the Directors.

“Applicable Laws” means the requirements relating to the administration of stock plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

“Award” means a Stock Option, Stock Appreciation Right, Restricted Stock or Other Share-Based Award grant made under the Plan.

“Award Agreement” means an agreement between the Company and a Participant evidencing the terms and conditions of an Award.  The Award Agreement is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company.

“Company” means Cyberonics, Inc., a Delaware corporation.

“Consultant” means a person who (i) is not a member of the Board or an Employee and (ii) is engaged by the Company, a Parent or a Subsidiary to render consulting or advisory services to such entity.

“Director” means a member of the Board who is not an Employee.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

“Employee” means a person who is a common law employee of the Company or a Parent or Subsidiary.

“Fair Market Value” means, as of any applicable date, the value of a Share determined as follows:

(i)           If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for such applicable date, as reported in The Wall Street Journal or such other source as the Administrator selects;

(ii)           If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Common Stock such applicable date, as reported in The Wall Street Journal or such other source as the Administrator selects; or

(iii)           In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

With respect to items (i) and (ii) above, if the Common Stock was not traded or quoted on the applicable date, Fair Market Value shall be determined on the last day on which the Common Stock was traded or quoted prior to such applicable date, or, if deemed appropriate, such other date as may be determined by the Administrator, at its discretion.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

“Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award.

“Option” means a stock option granted pursuant to the Plan.

“Other Share-Based Award” means (i) a phantom stock unit, i.e., a notional Share, (ii) a Share that is paid to a Participant in lieu of cash compensation, or (iii) an award (other than an Option, SAR or Restricted Stock) the value of which is determined in whole or in part based on the Fair Market Value of a Share.  An Other Share-Based Award that is not vested on grant may be paid, on its vesting or exercise, in cash and/or in Shares, in the discretion of the Administrator and such Award may, in the discretion of the Administrator, include a dividend equivalent right, subject to such terms and conditions as the Administrator may provide in the Award Agreement.

“Parent” means a “parent corporation,” whether now or hereafter existing, of the Company, as defined in Section 424(e) of the Code.

“Participant” means a person who has an Award granted under the Plan.

“Plan” means the Cyberonics, Inc. 2009 Stock Plan.

“Prior Plans” means the Cyberonics, Inc. 2005 Stock Plan and the Cyberonics, Inc. Amended and Restated 1997 Stock Plan.

“Retire or Retirement” means, unless the Participant’s Award Agreement provides otherwise, a cessation of Service Provider status on or after reaching age 65 or, with the consent of the Administrator, after reaching age 60, for reasons other than death or Disability or a termination by the Company, Parent or Subsidiary for cause.

“Restricted Stock” means a Share granted under Section 11 of the Plan that is subject to vesting restrictions.

“Service Provider” means an Employee, Director or Consultant.  A Service Provider shall not cease to be a Service Provider in the case of (i) any leave of absence approved by the Company, Parent or Subsidiary or (ii) transfers between locations of, or between, the Company, a Parent, or any Subsidiary.  For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of such an approved leave of absence is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.  A change in status between being an Employee, Director or Consultant shall not terminate a Participant’s status as a Service Provider.  If an Employee’s or Consultant’s employer ceases to be a Subsidiary, such Participant shall cease to be a Service Provider on such date.

“Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

“Stock Appreciation Right” or “SAR” means a right to acquire upon exercise of the SAR, Common Stock having an aggregate value equal to the then excess of the Fair Market Value of a Share over the exercise price of such SAR.

“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code, of the Parent or the Company and, other than for determining an individual’s status as an Employee for Incentive Stock Option purposes, shall include any non-corporate entity that is controlled, directly or indirectly, by the Company or its Parent.

3.           Stock Subject to the Plan.  Subject to the provisions of Section 13 of the Plan and the following provisions of this Section, the maximum aggregate number of Shares which may be delivered pursuant to Awards under the Plan (including Incentive Stock Options) is the sum of (i) 2,100,000 plus (ii) any Shares subject to awards under the Prior Plans that, after the effective date of this Plan, expire, or are forfeited or cancelled without having been exercised (if an option or stock appreciation right) or having become vested (if a restricted stock or other equity-based award); provided, however, Shares available for Awards under the Plan shall be reduced by 1.5 for each Restricted Share or Other Share-Based Award granted under the Plan.  The Shares may be authorized, but unissued, or reacquired Shares.

If an Award expires, is forfeited or cancelled without having been exercised (if an Option or Stock Appreciation Right) or vested (if a Restricted Stock or Other Share-Based Award) in full, the Shares then subject to such Award (multiplied by 1.5 if a Restricted Share or Other Stock-Based Award) shall become available for future grants under the Plan.  In addition, Shares subject to an Award that has been settled in cash, to the extent of such settlement, shall be returned to the Plan and shall again become available for future grants under the Plan (unless the Plan was terminated).  However, Shares that have been issued under the Plan upon the exercise or vesting of an Award and Shares tendered with respect to or withheld from an Award to pay the exercise price of an Award or the employer’s tax withholding obligations with respect to the Award shall not become available for future grants under the Plan.

4.           Administration of the Plan.

(a)           Administration.  The Plan shall be administered by the Administrator.

(b)           Powers of the Administrator.  Subject to the further provisions of the Plan, the Administrator shall have the authority in its discretion:

(i)           to determine the Fair Market Value of a Share;

(ii)           to select the Service Providers to whom Awards may be granted hereunder and the Awards to be granted to a Service Provider;

(iii)           to determine the number of Shares to be covered by each Award granted hereunder;

(iv)           to approve forms of Award Agreements for use under the Plan;

(v)           to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder.  Such terms and conditions may include, but are not limited to, the exercise price, the time or times when Awards may be exercised or become vested (which may be based on performance criteria), and, subject to Section 11(b), the vesting acceleration or waiver of forfeiture restrictions and any other restrictions or limitations regarding any Award (however, the Administrator may not accelerate the vesting of a Restricted Stock award or Other Share-Based Award granted to a “covered employee” that is intended to be “performance-based compensation” for purposes of Section 162(m), except upon such Participant’s termination due to death or Disability or upon a Change of Control), based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi)           to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)           to prescribe, amend and rescind rules and regulations relating to the administration of the Plan;

(viii)           to allow Participants to satisfy the withholding tax obligations of the Company by electing, with Administrator approval, to have the Company withhold from the Shares to be issued upon exercise or vesting of an Award that number of Shares having a Fair Market Value equal to the tax amount required to be withheld.  The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined.  All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable.  Notwithstanding the foregoing, a Participant who is subject to Section 16b of the Securities Act of 1933, as amended, may, without Administrator approval, direct the Company to withhold Shares upon the exercise or vesting of an Award to satisfy the Company’s tax withholding obligations with respect to such Award; and

(ix)           to make all other determinations deemed necessary or advisable for administering the Plan.

(c)           Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations shall be final and binding on all persons, including holders of Awards.

5.           Eligibility.  Awards may be granted to Service Providers except that Incentive Stock Options may be granted only to Employees.

6.           Limitations.

(a)           Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.  However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options.  For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted.  The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b)           Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor shall they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause.

(c)           The following limitations shall apply to grants of Awards:

(i)           No Service Provider shall be granted, in any fiscal year of the Company, Options with respect to more than 300,000 Shares or SARs with respect to more than 500,000 Shares.

(ii)           No Service Provider may be granted, in any fiscal year of the Company, Restricted Stock Awards with respect to more than 100,000 Shares.

(iii)          No Service Provider may be granted in any fiscal year of the Company, Other Share-Based Awards with respect to more than 100,000 Shares.

(iv)         The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 13.

7.           Term of Plan.  The Plan shall become effective upon its adoption by the Board, subject to its approval by the shareholders of the Company as provided in Section 19.  It shall continue in effect for a term of 10 years from such date of adoption unless terminated earlier under Section 15 of the Plan.

8.           Term of Options and Stock Appreciation Rights.  The term of each Option and Stock Appreciation Right shall be stated in the Award Agreement.  In the case of a Nonstatutory Stock Option, if the Award Agreement does not provide for a term, such term shall be 10 years from the date of grant.  In the case of an Incentive Stock Option, the term shall be 10 years from the date of grant or such shorter term as may be provided in the Award Agreement.  Moreover, in the case of an Incentive Stock Option granted to an optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five years from the date of grant or such shorter term as may be provided in the Award Agreement.

9.           Option and Stock Appreciation Right Exercise Price and Consideration.

(a)           Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option or Stock Appreciation Right (or cash payment in lieu of Shares) shall be determined by the Administrator, subject to the following:

(i)           In the case of an Incentive Stock Option

(A)           granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B)           granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)           In the case of a Nonstatutory Stock Option or Stock Appreciation Right, the per Share or SAR exercise price shall be determined by the Administrator but shall not be less than 100% of the Fair Market Value per Share on the date of grant.

(iii)           Notwithstanding the foregoing, replacement or substitution Options or Stock Appreciation Rights may be granted with a per Share or per SAR exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction, provided such replacement or substitution satisfies the requirements of Section 409A of the Code so as to not provide for a deferral of compensation under said Section.

(b)           Waiting Period and Exercise Dates.  At the time an Option or Stock Appreciation Right is granted, the Administrator shall fix the period within which the Option or Stock Appreciation Right may be exercised and shall determine any conditions which must be satisfied before the Option or Stock Appreciation Right may be exercised.

(c)           Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment.  In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant.  Such consideration may consist entirely of:

(i)            cash;

(ii)           check;

(iii)          promissory note;

(iv)          other Shares which (A) in the case of Shares acquired upon exercise of an Option, unless waived by the Administrator, have been owned by the optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender not exceeding the aggregate exercise price of the Shares as to which said Option shall be exercised;

(v)           consideration received by the Company under a “cashless-broker” exercise program implemented by the Company in connection with the Plan;

(vi)          a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee’s participation in any Company-sponsored non-qualified deferred compensation program or arrangement;

(vii)          withholding Shares under the Award (other than an Incentive Stock Option) that otherwise would be deliverable to the Participant upon the exercise of the Award, i.e., a “netting”;

(viii)         any combination of the foregoing methods of payment; or

(ix)           such other consideration and method of payment for the issuance of Shares to the extent permitted by applicable Laws.

10.           Exercise of Options or SARs.

(a)           Procedure for Exercise; Rights as a Shareholder.  Any Option or SAR granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement, which may include performance, service and/or other criteria.  Unless the Administrator provides otherwise, vesting of Options or SARs granted hereunder shall be tolled during any unpaid leave of absence.  An Option or SAR may not be exercised for a fraction of a Share.

An Option or SAR shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the procedures established from time to time by the Administrator) from the person entitled to exercise the Option or SAR, (ii) full payment for the Shares with respect to which the Option is exercised, and (iii) making arrangements satisfactory to the Company for the withholding of all applicable taxes engendered by the exercise.  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Plan.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option or SAR.  The Company shall issue (or cause to be issued) such Shares promptly after the Option or SAR is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

(b)           Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s death, Retirement or Disability, the Participant may exercise his or her Option or SAR within such period of time as is specified in the Award Agreement to the extent that the Option or SAR is vested on the date of termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option or SAR shall remain exercisable for three months following the Participant’s termination, but in no event later than the expiration of the term of such Option or SAR as set forth in the Notice of Grant.  If, on the date of termination, the Participant is not vested as to his or her entire Option or SAR, the Shares covered by the unvested portion of the Option or SAR shall be automatically forfeited on such date and revert to the Plan.  If, after termination, the Participant does not exercise his or her Option or SAR within the time specified in the Award Agreement or herein, if applicable, the Option or SAR shall automatically terminate and the Shares covered by such Option or SAR shall revert to the Plan.

(c)           Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR within such period of time as is specified in the Award Agreement to the extent the Option or SAR is vested on the date of termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement).  Unless provided otherwise in the grant agreement, Options or SARs shall be fully vested upon the Participant’s ceasing to be a Service Provider due to Disability.  In the absence of a specified time in the Award Agreement, the Option or SAR shall remain exercisable for three months following the Participant’s termination, but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement.

(d)           Death of Participant.  If a Participant dies while a Service Provider, the Option or SAR shall become automatically fully exercisable and may be exercised within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement) by the Participant’s estate or by a person who acquires the right to exercise the Option or SAR by bequest or inheritance.

(e)           Retirement.  If a Participant Retires while a Service Provider, the Participant may exercise his or her Option or SAR within such period of time as is specified in the Award Agreement to the extent the Option or SAR is vested on the date of termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement).  Unless provided otherwise in the Award Agreement, Options or SARs shall be fully vested upon the Participant’s ceasing to be a Service Provider due to Retirement.  In the absence of a specified time in the Award Agreement, the Option or SAR shall remain exercisable for three months following the Participant’s termination, but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement.

11.           Restricted Stock and Other Share-Based Awards.

(a)           Grant.  Restricted Stock and Other Share-Based Awards may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan.  After the Administrator makes a Restricted Stock and/or Other Share-Based Award grant under the Plan, it shall advise the Participant in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions (if any with respect to an Other Share-Based Award) related to the grant, including the number of Shares subject to the grant, and the price to be paid (if any) by the Participant.

(b)           Forfeiture Restrictions To Be Established by the Administrator.  Restricted Stock shall be subject to restrictions and automatic forfeitures (the “Forfeiture Restrictions”) as determined by the Administrator in its sole discretion.  Other Share-Based Awards may be subject to Forfeiture Restrictions as determined by the Administrator in its discretion.  The Administrator may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance measures or targets established by the Committee at the time of the grant (“Performance Measures”) that are based on (1) the price of a Share, (2) the Company’s earnings per share, (3) the Company’s sales, (4) the sales of a product or territory designated by the Administrator, (5) the net income (before or after taxes) of the Company or any Subsidiary or any business unit of the Company or any Subsidiary designated by the Administrator, (6) the net cash flow of the Company or any Subsidiary, (7) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any Subsidiary or any business unit of the Company or any Subsidiary designated by the Administrator, (8) the economic value added, (9) the return on stockholders’ equity achieved by the Company, or (10) the total stockholders’ return achieved by the Company, (ii) the Participant’s continuation as a Service Provider for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Administrator in its sole discretion, or (iv) a combination of any of the foregoing.  The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company, Parent or any Subsidiary, division, or department thereof.  Each Other Share-Based Award that is subject to Forfeiture Restrictions and each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Administrator.  Notwithstanding the above, except as provided in Section 11(e) and Section 13(b), the vesting of a Restricted Stock or Other Share-Based Award may not occur prior to the first anniversary of the Award’s date of grant.

(c)           Other Terms and Conditions.  Common Stock subject to a Restricted Stock award shall be represented by a stock certificate registered in the name of the Participant.  Unless provided otherwise in an Award Agreement, the Participant shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock award (or notional dividends with respect to an Other Share-Based Award), to vote the Common Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to delivery of the stock certificate until any applicable Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the Shares until any applicable Forfeiture Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Shares until the applicable Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Administrator pursuant to the Award Agreement shall cause a forfeiture of the Award.

(d)           Payment for Restricted Stock.  The Administrator shall determine the amount and form of any payment to be made by a Participant upon the receipt of a Restricted Stock award, provided that in the absence of such a determination, a Participant shall not be required to make any payment with respect to a Restricted Stock award, except to the extent otherwise required by law.

(e)           Accelerations of Vesting of Restricted Stock and/or Other Share-Based Awards.  If a Participant ceases to be a Service Provider as a result of the Participant’s death, Disability or Retirement, unless provided otherwise in the Participant’s Award Agreement, each Restricted Stock and/or Other Share-Based Award shall automatically become fully vested and all restrictions applicable to such Award shall terminate as of such date.  Notwithstanding the preceding provisions of this paragraph, with respect to an Award that has been granted to a “covered employee” (within the meaning of Treasury Regulation section 1.162-27(c)(2)) and was intended to be performance-based compensation under section 162(m) of the Code, such acceleration shall not apply to the Retirement of the Participant.

12.           Nontransferability of Awards.  Unless otherwise expressly permitted by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.  If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.  In no event may an Incentive Stock Option be transferable in a manner that would cause such Option to cease to be an Incentive Stock Option.

13.           Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a)           Changes in Capitalization.  Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which Awards have not been granted or which have been returned to the Plan upon cancellation, expiration or forfeiture of an Award, as well as the price per Share of Common Stock covered by each such outstanding Option or SAR, shall be proportionately adjusted for any increase or decrease in the number of issued Shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an Award.

(b)           Change of Control.  In the event of a Change of Control (as defined below), each Option, SAR, Restricted Stock and Other Share-Based Award then outstanding shall automatically vest in full and all performance criteria, if any, applicable to any Award shall be deemed to have been met at the maximum level.  The Administrator shall notify the Participant in writing or electronically prior to the Change of Control that the Option or SAR shall be fully vested and exercisable for a period of 15 days from the date of such notice, or through the date of the Change of Control, if longer, and, subject to the following, the Option or SAR shall terminate upon the expiration of such period.  In addition to, or in lieu of, any other provision of the Plan, the Administrator may provide that all or some of the Options and SARs not exercised immediately prior to the Change of Control shall (x) terminate on such Change of Control, unless such Change of Control is described in clause (iv) below, (y) be assumed by the successor (or a parent thereof) in any such merger or other corporate transaction, or (z) be surrendered in exchange for equivalent substitution options or awards from the successor (or a parent thereof).  For purposes of this Plan, a “Change of Control” means the happening of any of the following events:

(i)           the acquisition by any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, Parent or a Subsidiary or a Company employee benefit plan, of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(ii)           the consummation of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities in substantially the same proportions as their ownership immediately prior to such event; or

(iii)           the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iv)           a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of  the date the Plan was adopted, or (B) are elected, or nominated for election, thereafter to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but “Incumbent Director” shall not include an individual whose election or nomination is in connection with (i) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) or an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board or (ii) a plan or agreement to replace a majority of the then Incumbent  Directors; or

(v)           the approval by the Board or the stockholders of the Company of a complete or substantially complete liquidation or dissolution of the Company.

14.           Date of Grant.  The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator.  Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

15.           Amendment and Termination of the Plan.

(a)           Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan; provided, however, no amendment may reduce the exercise price of outstanding Options or SARs without shareholder approval.

(b)           Shareholder Approval.  The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)           Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan shall materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.  Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

16.           Conditions Upon Issuance of Shares

(a)           Legal Compliance.  Shares shall not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)           Investment Representations.  As a condition to the delivery of Shares, the Company may require the person acquiring such Shares to represent and warrant at the time of any such delivery that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the option of counsel for the Company, such a representation is required.

17.           Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18.           Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19.          Term of Plan.  The Plan shall be effective August 4, 2009, subject to approval of the Plan by the shareholders of the Company within 12 months after such date.  No Awards may be granted under the Plan prior to such shareholder approval.  Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws.  The Plan shall terminate on the earliest of (i) August 4, 2019, (ii) the date no Shares remain available for Awards, or (iii) the date terminated by the Board; however, any Award granted prior to such termination, and the authority of the Administrator to amend or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

APPENDIX B:  FORM OF PROXY

PROXY

CYBERONICS, INC.

ANNUAL MEETING OF STOCKHOLDERS – SEPTEMBER 24, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Cyberonics, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 2009 Annual Meeting of Stockholders, and hereby appoints Daniel J. Moore and Gregory H. Browne, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Cyberonics, Inc., to be held on September 24, 2009 at 10:00 a.m., central daylight savings time, at Cyberonics’ offices located at 100 Cyberonics Boulevard, Houston, Texas and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

A majority of such attorneys and substitutes as shall be present and shall act at said meeting or any adjournment or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR items 1, 2, and 3, and as the proxies deem advisable on such other matters as may come before the meeting.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof.

IMPORTANT—PLEASE SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE.

ANNUAL MEETING PROXY CARD

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED AND “FOR” PROPOSAL 2 BELOW.

1.	Election of Directors	☐	☐	☐

	(01) Guy C. Jackson	FOR ALL	WITHHOLD	FOR ALL
	(02) Joseph E. Laptewicz, Jr.		AUTHORITY	EXCEPT
	(03) Daniel J. Moore		FOR ALL
(04) Hugh M. Morrison
(05) Alfred J. Novak
(06) Arthur L. Rosenthal, Ph.D.
(07) Reese S. Terry, Jr.

To withhold authority for an individual nominee, mark “FOR ALL EXCEPT” and write each withheld nominee’s number on the line below:

2.	Proposal to approve the Cyberonics, Inc. 2009 Stock Plan	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	Proposal to ratify the selection of KPMG LLP	☐	☐	☐
as Cyberonics, Inc.’s independent registered public accounting
	firm for the fiscal year ending April 30, 2010.	FOR	AGAINST	ABSTAIN

MARK HERE FOR ADDRESS	☐
CHANGE AND NOTE AT LEFT

Date (mm/dd/yyyy):
Signature:
Signature:
Title:

(This proxy should be dated, signed exactly as your name(s) appears hereon and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should indicate their title.  If the shares are held by joint tenants or as community property, both owners should sign this proxy.)